UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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DANAHER CORPORATION

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DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

Notice of 2015 Annual Meeting of Shareholders

When:	Thursday, May 7, 2015 at 3:00 p.m., local time.

Where:	Hilton Garden Inn, 2201 M Street N.W., Washington, D.C.

Items of Business:

1.       To elect the ten directors named in the attached proxy statement to hold office until the 2016 annual meeting of shareholders and until their successors are elected and qualified.

2.       To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2015.

3.       To approve on an advisory basis the Company’s named executive officer compensation.

4.       To act upon a shareholder proposal requesting that Danaher issue a report disclosing its political expenditure policies and direct and indirect political expenditures.

5.       To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Shareholders of Danaher common stock at the close of business on March 9, 2015.

Attending the Meeting:	Shareholders who wish to attend the meeting in person should review the instructions set forth in the attached proxy statement under “Annual Meeting Admission.”

Date of Mailing:	The date of mailing of this Proxy Statement is on or about March 27, 2015.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 7, 2015. This Proxy Statement and the accompanying annual report are available at: http://www.danaher.com/proxy.

By Order of the Board of Directors,

JAMES F. O’REILLY

Secretary

March 27, 2015

2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at our 2015 Annual Meeting, below is summary information regarding the meeting, Danaher Corporation’s business performance, corporate governance and executive compensation and each proposal to be voted upon at the meeting. The following description is only a summary. For more information about these topics, please review the Annual Report on Form 10-K of Danaher Corporation (“Danaher”) and the complete Proxy Statement.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date and time: May 7, 2015, 3:00 p.m. local time

Place: Hilton Garden Inn, 2201 M Street N.W., Washington, D.C.

Record date: March 9, 2015

BUSINESS HIGHLIGHTS

2014 Performance

Danaher’s business performance has been strong, both historically and in 2014 in particular. In 2014, against the continued backdrop of a tepid global economic growth environment, Danaher successfully executed a CEO leadership transition while continuing to deliver strong operational and financial performance and using its healthy financial position to continue investing robustly in growth opportunities. During 2014, Danaher:

•	deployed over $3.1 billion across seventeen strategic acquisitions;

•	executed a definitive agreement to merge the Company’s communications business with NetScout Systems, Inc.;

•	divested the Company’s $100 million electric vehicle/hybrid business;

•	deployed over $150 million in restructuring activities to reduce fixed costs and fund growth initiatives;

•	achieved a 2014 operating profit margin of 17.2%, even while implementing a leadership transition and investing heavily in the Company’s future growth; and

•	increased Danaher’s regular quarterly dividend amount by 300% and returned over $225 million to shareholders through dividends.

Danaher’s 2014 and prior year growth investments yielded tangible results in 2014:

Danaher 2013-2014 Year-Over-Year Growth from Continuing Operations

Our commitment to continue investing in future growth and our generation of the cash flow to fund such investments has positioned us to grow our business on a profitable and sustainable basis.

Long-Term Performance

Over the last twenty years, Danaher’s compounded,

annual average shareholder return has outperformed every
company in its peer group. We believe a long-term performance period most accurately compares relative performance within our peer group, because over shorter periods performance
comparisons are skewed by the easier performance baselines of peer companies that have experienced periods of historical

underperformance. Danaher has not experienced a sustained period of underperformance over the last twenty years, and we believe the consistency of our performance over the last twenty years is unmatched within our peer group:

•	Danaher is the only company in its peer group whose total shareholder return (assuming reinvestment of dividends) (“TSR”) outperformed the S&P 500 Index over every rolling 3-year period from 1995-2014.

•	Danaher is the only company in its peer group whose TSR outperformed the S&P 500 Index by more than 750 basis points over every rolling 3-year period from 2005-2014.

•	Danaher is one of only two companies in its peer group whose TSR outperformed the S&P 500 Index in 15 of the 20 years in the period 1995-2014.

•	Danaher’s compounded, average annual shareholder return has outperformed the compounded, average annual shareholder return of the S&P 500 Index over each of the last two-, three-, five-, ten-, fifteen- and twenty-year periods:

Danaher Compounded, Average Annual Shareholder Returns, 1995-2014

•	The graph below compares Danaher’s TSR to the TSR of the S&P 500 Index over the last twenty years:

Total Shareholder Return, 1995-2014

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework.

•	Our Chairman and CEO positions are separate.
•	Our Board has established a robust Lead Independent Director position, elected by the independent directors.
•	All of our directors are elected annually.
•	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation per the terms of the conditional, irrevocable tender of resignation each director signs before joining the Board.
•	All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.
•	Our shareholders have the right to act by written consent.
•	Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.
•	We have never had a shareholder rights plan.
•	We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.
•	Danaher and its subsidiaries have made no political expenditures since at least 2012 and have no intention of contributing any Danaher funds or assets for political purposes, and we disclose our political expenditures policy on our public website.

Below is an overview of each of the director nominees you are being asked to elect at the 2015 Annual Meeting.

NAME	DIRECTOR SINCE	PRIMARY OCCUPATION	COMMITTEE MEMBERSHIPS
Donald J. Ehrlich*	1985	Former President and CEO, Schwab Corp.	A, C (Chair); Lead Independent Director
Linda Hefner Filler*	2005	President of Retail Products and Chief Merchandising Officer, Walgreen Co.	N (Chair)
Thomas P. Joyce, Jr.	2014	President and Chief Executive Officer, Danaher Corporation	F
Teri List-Stoll*	2011	Senior Advisor, Kraft Foods Group, Inc.	A
Walter G. Lohr, Jr.*	1983	Retired partner, Hogan Lovells	C, F, N
Mitchell P. Rales	1983	Chairman of the Executive Committee, Danaher Corporation	F (Chair)
Steven M. Rales	1983	Chairman of the Board, Danaher Corporation	F
John T. Schwieters*	2003	Senior Executive, Perseus LLC, and Principal, Perseus Realty, LLC	A (Chair), N
Alan G. Spoon*	1999	Partner Emeritus, Polaris Partners	C
Elias A. Zerhouni, M.D.*	2009	President, Global Research & Development, Sanofi-Aventis	N

* Independent director A Audit Committee C Compensation Committee	F Finance Committee N Nominating and Governance Committee

EXECUTIVE COMPENSATION HIGHLIGHTS

Overview of Executive Compensation Program

As discussed in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint; motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value. We believe our executive compensation program has been highly effective in achieving these objectives, both historically and in 2014, as evidenced by the business highlights noted above.

Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and trends and in recent periods has improved Danaher’s executive compensation policies and practices in the following ways.

•	In 2015, the Committee introduced into the Company’s executive equity compensation program performance stock units (“PSUs”) that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period. The PSUs are strongly aligned with long-term shareholder value:

¡	PSU payout at the target level requires a Company relative TSR ranking of 55%;

¡	PSUs that vest are subject to an additional two-year holding period following the three-year performance period; and

¡	PSU payout is capped at 100% of target if the Company’s TSR for the performance period is negative, regardless of how strong the Company’s performance is on a relative basis.

•	Effective for 2014, the Company’s executive annual cash incentive compensation program incorporates target metrics related to earnings, cash flow and capital efficiency, key financial indicators that hold our executive officers closely accountable for Company financial performance.

•	The Compensation Committee has eliminated tax reimbursement and gross-up provisions in our executive compensation program (except under any policy applicable to management employees generally such as a relocation policy) and limited the amount of our CEO’s and CFO’s personal aircraft usage perquisite.

•	The Compensation Committee has implemented a rigorous compensation recoupment policy that is triggered even in the absence of wrongdoing.

These more recent changes complement the following compensation governance practices that have long been a hallmark of Danaher’s program.

•	Our stock options and RSUs have typically vested over five years (and our newly-introduced PSUs are similarly subject to three-year vesting and a further two-year holding period), which periods are longer than typical for our peer group.

•	None of our executive officers has any rights to compensation triggered solely by a change of control.

•	Our executive officers have no pension program (apart from a small cash balance plan that operated in lieu of a 401(k) plan from 1997- 2003).

•	We require executive officers to maintain robust stock ownership levels and prohibit hedging against the economic risk of such ownership.

•	None of our named executive officer long-term incentive compensation is denominated or paid in cash.

•	Neither of the Compensation Committee’s compensation consultants has ever provided any services to the Company other than the compensation-related services provided to the Compensation Committee and the Nominating and Governance Committee.

2014 Compensation Summary

Named Executive Officers 2014 Compensation

The following table sets forth the 2014 compensation of the persons who served as President and Chief Executive Officer in 2014, as well as our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014. Please see pages 41-43 for information regarding 2013 and 2012 compensation, as well as footnotes.

NAME AND PRINCIPAL POSITION	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL
Thomas P. Joyce, Jr., President and CEO	$847,585	0	$2,801,483	$2,125,707	$1,900,000	$4,867	$726,634	$8,406,276
Daniel L. Comas, Executive Vice President and CFO	$782,250	0	$4,380,064	$3,155,480	$1,306,400	$3,048	$209,487	$9,836,729
Mark A. Beck, Executive Vice President	$445,385	$1,160,000	$4,219,312	$752,584	$76,600	0	$318,288	$6,972,169
William K. Daniel II, Executive Vice President	$650,000	0	$3,819,676	$2,749,225	$1,001,000	0	$80,301	$8,300,202
James A. Lico, Executive Vice President	$661,500	0	$2,904,906	$2,108,025	$1,022,100	$3,212	$133,876	$6,833,619
H. Lawrence Culp, Jr. Former President and CEO	$1,217,778	$2,101,918	$7,658,297	$2,208,118	0	$2,414	$515,697	$13,704,222

VOTING MATTERS

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION
Item 1: Election of Directors (page 13)	We are asking our shareholders to elect each of the ten directors identified above to serve until the 2016 annual meeting of shareholders.	FOR each nominee
Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm (page 70)	We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“E&Y”) to act as the independent registered public accounting firm for Danaher for 2015. Although our shareholders are not required to approve the selection of E&Y, our Board believes that it is advisable to give our shareholders an opportunity to ratify this selection.	FOR
Item 3: Advisory Vote to Approve Named Executive Officer Compensation (page 72)	We are asking our shareholders to cast a non-binding, advisory vote on our executive compensation program. In evaluating this year’s “say on pay” proposal, we recommend that you review our CD&A, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2014.	FOR
Item 4: Shareholder Proposal (page 74)	You are being asked to consider a shareholder proposal requesting that Danaher issue a report disclosing its political expenditure policies and direct and indirect political expenditures.	AGAINST

PROXY STATEMENT

DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

2015 ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2015

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2015 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Hilton Garden Inn, 2201 M Street N.W., Washington, D.C., on May 7, 2015 at 3:00 p.m., local time, and at any and all postponements or adjournments thereof. Danaher’s principal address is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701. The date of mailing of this Proxy Statement is on or about March  27, 2015.

Purpose of the Annual Meeting

The purpose of the meeting is to: elect the ten directors named in this proxy statement to hold office until the 2016 Annual Meeting of Shareholders and until their successors are elected and qualified; ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2015; approve on an advisory basis the Company’s named executive officer compensation; act upon a shareholder proposal requesting that Danaher issue a report disclosing its political expenditure policies and direct and indirect political expenditures, if properly presented at the meeting; and consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

Please be prepared to present photo identification for admittance. If you are a shareholder of record or hold your shares through the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”) or the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”), your name will be verified against the list of shareholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record or a Savings Plan participant but hold shares through a broker, bank or nominee (i.e., in street name), you should also be prepared to provide proof of beneficial ownership as of the record date, such as a recent brokerage account statement showing your ownership, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership.

Outstanding Stock and Voting Rights

In accordance with Danaher’s Amended and Restated Bylaws, the Board has fixed the close of business on March 9, 2015 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Danaher entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value. Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on March 9, 2015, 707,115,067 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

The proxies being solicited hereby are being solicited by Danaher’s Board. The total expense of the solicitation will be borne by Danaher, including reimbursement paid to banks, brokerage firms and other nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Danaher, who will receive no additional compensation for their services. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Proxies will be voted as specified in the shareholder’s proxy. If you sign your proxy card with no further instructions, your shares will be voted (1) FOR each of the nominees named herein as directors, (2) FOR ratification of the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2015, (3) FOR approval of the Company’s named executive officer compensation, (4) AGAINST the shareholder proposal requesting that Danaher issue a report disclosing its political expenditure policies and direct and indirect political expenditures, and (5) in the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum.  The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes.  Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 2, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1, 3 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 3 and 4. Broker non-votes will not affect the required vote with respect to Proposals 1, 3 and 4 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposal 2 and these votes will be counted toward establishing a quorum).

Approval Requirements.  If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.

•	With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

•	With respect to Proposals 2-4, the affirmative vote of a majority of the shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions by telephone, over the internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered shareholders will be available 24 hours a day, up until 11:59 p.m., Central time on May 6, 2015. You may obtain directions to the Annual Meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850.

Most Danaher shareholders hold their shares through a broker, bank or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and other nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

If you participate in the Danaher Stock Fund through either of the Savings Plans, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 4, 2015, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Danaher a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single set of our proxy statement and annual report to shareholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Danaher Corporation, Attn: Investor Relations, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701; telephone us at 202-828-0850; or email us at investor.relations@danaher.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 9, 2015 (unless otherwise indicated) the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (3) all executive officers and directors of Danaher as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of March 9, 2015.

Name	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Donald J. Ehrlich	168,910 (2)	*
Linda Hefner Filler	64,824 (3)	*
Teri List-Stoll	10,720 (4)	*
Thomas P. Joyce, Jr.	573,832 (5)	*
Walter G. Lohr, Jr.	664,812 (6)	*
Mitchell P. Rales	42,765,610 (7)	6.0%
Steven M. Rales	43,143,368 (8)	6.1%
John T. Schwieters	67,912 (9)	*
Alan G. Spoon	81,256 (10)	*
Elias A. Zerhouni, M.D.	27,410 (11)	*
Daniel L. Comas	593,777 (12)	*
Mark A. Beck	311 (13)	*
William K. Daniel II	401,056 (14)	*
James A. Lico	550,243 (15)	*
H. Lawrence Culp, Jr.	2,418,025 (16)	*
T. Rowe Price Associates, Inc.	76,107,481 (17)	10.8%
FMR LLC	43,243,428 (18)	6.1%
All executive officers and
directors as a group
(19 persons)	92,429,149 (19)	13.0%

(1)	Balances credited to each executive officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”) which are vested or are scheduled to vest within 60 days of March 9, 2015, are included in the table. For purposes of the table, the number of shares of Danaher Common Stock attributable to a person’s EDIP account is equal to (1) the person’s outstanding EDIP balance as of March 9, 2015 (to the extent such balance is vested or will become vested within 60 days of March 9, 2015), divided by (2) the closing price of Danaher Common Stock as reported on the NYSE on March 9, 2015 ($86.09 per share). In addition, for purposes of the table, the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 9, 2015, in the Danaher stock fund included in the executive officer’s 401(k) Plan account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher Common Stock as reported on the NYSE on March 9, 2015. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher Common Stock and cash. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of March 9, 2015 or upon vesting of RSUs that vest within 60 days of March 9, 2015.

(2)	Includes options to acquire 51,910 shares, 2,000 shares owned by Mr. Ehrlich’s spouse and 32,000 other shares owned indirectly. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

(3)	Includes options to acquire 51,910 shares.

(4)	Includes options to acquire 8,290 shares.

(5)	Includes options to acquire 465,610 shares, 1,529 shares attributable to Mr. Joyce’s 401(k) account and 87,945 shares attributable to Mr. Joyce’s EDIP account.

(6)	Includes options to acquire 59,910 shares, 50,246 shares held by a charitable foundation of which Mr. Lohr is president, 106,656 shares held by Mr. Lohr as trustee of trusts for his children and 448,000 other shares held indirectly. Mr. Lohr disclaims beneficial ownership of the shares held by the charitable foundation and the shares held in trust for his children.

(7)	Includes 36,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 135,171 shares attributable to Mr. Rales’ 401(k) Plan account and 1,670,500 other shares owned indirectly. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(8)	Includes 36,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 11,628 shares attributable to Mr. Rales’ 401(k) Plan account and 117,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(9)	Includes options to acquire 59,910 shares.

(10)	Includes options to acquire 35,910 shares.

(11)	Includes options to acquire 19,910 shares.

(12)	Includes options to acquire 497,060 shares, 6,548 shares attributable to Mr. Comas’ 401(k) account, 28,259 shares attributable to Mr. Comas’ EDIP account, 4,528 shares held by Mr. Comas’ spouse and 38,804 shares held by a trust as to which Mr. Comas’ spouse is trustee. Mr. Comas disclaims beneficial ownership of the shares held by his spouse and by the trust.

(13)	Consists of 311 shares attributable to Mr. Beck’s EDIP account.

(14)	Includes options to acquire 333,620 shares and 11,845 shares attributable to Mr. Daniel’s EDIP account.

(15)	Includes options to acquire 465,610 shares, 9,924 shares attributable to Mr. Lico’s 401(k) account and 54,658 shares attributable to Mr. Lico’s EDIP account.

(16)	Includes options to acquire 1,453,148 shares, 3,637 shares attributable to Mr. Culp’s 401(k) account, 279,903 shares attributable to Mr. Culp’s EDIP account and 470,207 shares owned indirectly.

(17)	The amount shown and the following information is derived from a Schedule 13G filed February 11, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2014. According to the Schedule 13G, Price Associates has sole voting power over 22,866,048 shares and sole dispositive power over 76,107,481 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)	The amount shown and the following information is derived from a Schedule 13G filed February 13, 2015 by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson, which sets forth their respective beneficial ownership as of December 31, 2014. According to the Schedule 13G, FMR LLC has sole voting power over 3,420,331 shares and sole dispositive power over 43,243,428 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(19)	Includes options to acquire 4,060,220 shares, 168,449 shares attributable to executive officers’ 401(k) accounts and 528,621 shares attributable to executive officers’ EDIP accounts.

*	Represents less than 1% of the outstanding Danaher Common Stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF DANAHER

Danaher’s Amended and Restated Bylaws provide that the number of directors is determined by the Board, and the Board has fixed the number of directors at ten. Danaher’s Certificate of Incorporation provides for the annual election of directors. At the 2015 Annual Meeting, shareholders will be asked to elect each of the ten directors identified below (each of whom has been nominated by the Board and currently serves as a director of the Company) to serve until the 2016 annual meeting of shareholders and until his or her successor is duly elected and qualified. Proxies cannot be voted for a greater number of persons than the ten nominees named in this Proxy Statement.

We have set forth below information relating to each nominee for election as director, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Danaher; the year in which he or she became a director; and age. Please see “Corporate Governance – Board of Directors and Committees of the Board – Nominating and Governance Committee” for a further discussion of the Board’s process for nominating these candidates. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Donald J. Ehrlich Age 77

Mr. Ehrlich has served on Danaher’s Board of Directors since 1985. He served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 until his retirement in July 2008, and has also served on the boards of private and non-profit organizations.

Mr. Ehrlich also founded and served as the chairman and chief executive officer of an NYSE-listed publicly-traded manufacturing company, and has also founded and served as CEO of two privately held manufacturing companies. As an entrepreneur and business leader who began his career on the factory floor, has been awarded over fifteen patents and worked his way to leadership of an NYSE-listed publicly-traded company, Mr. Ehrlich has a broad understanding of the strategic challenges and opportunities facing a publicly-traded manufacturing company such as Danaher. He also has a broad, functional skill-set in the areas of engineering, finance, capital allocation and executive compensation.

Linda Hefner Filler Age 55

Ms. Hefner Filler has served on Danaher’s Board of Directors since 2005. She has served as President of Retail Products and Chief Merchandising Officer of Walgreen Co., a national drugstore chain, since January 2015. From March 2013 until June 2014, Ms. Hefner Filler served as President, North America of Claire’s Stores, Inc., a specialty retailer; from May 2007 to June 2012, as Executive Vice President of Wal-Mart Stores Inc., an operator of retail stores and warehouse clubs, and from April 2009 to June 2012 also as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart; and from May 2004 through December 2006, as Executive Vice President - Global Strategy for Kraft Foods Inc., a food and beverage company.

Ms. Hefner Filler has served in senior management roles with leading retail and consumer goods companies, with general management responsibilities and responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to

Danaher’s business strategy, and Ms. Hefner Filler’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her prior leadership experiences with large public companies have given her valuable perspective for matters of global portfolio strategy and capital allocation as well as global business practices.

Thomas P. Joyce, Jr. Age 54

Mr. Joyce has served on Danaher’s Board of Directors and as Danaher’s President and Chief Executive Officer since September 2014.

Mr. Joyce joined Danaher in 1989 and served in leadership positions in a variety of different functions and businesses before his promotion to President and Chief Executive Officer. His broad operating and functional experience and in-depth knowledge of Danaher’s businesses and of the Danaher Business System are particularly valuable to the Board given the complex, diverse nature of Danaher’s portfolio.

Teri List-Stoll Age 52

Ms. List-Stoll has served on Danaher’s Board of Directors since September 2011. She has served as Senior Advisor to Kraft Foods Group, Inc., a food and beverage company, since March 2015 after serving as Executive Vice President and Chief Financial Officer from December 2013 to February 2015 and as Senior Vice President of Finance from September 2013 to December 2013. Prior to joining Kraft Foods Group, Ms. List-Stoll served from 1994 to September 2013 in a series of progressively more responsible positions in the accounting and finance organization of The Procter & Gamble Company, a consumer goods company, most recently as Senior Vice President and Treasurer. Prior to joining Procter & Gamble, Ms. List-Stoll was employed by the accounting firm of Deloitte & Touche for almost ten years. Ms. List-Stoll is a member of the board of directors of Microsoft Corporation.

Ms. List-Stoll has overseen the finance and accounting function for a leading consumer goods company. Her experience dealing with complex finance and accounting matters for Kraft Foods Group and Procter & Gamble have given her an appreciation for and understanding of the similarly complex finance and accounting matters that Danaher faces. In addition, through her leadership roles with large, global companies she has insight into the business practices that are critical to the success of a large, growing public company such as Danaher.

Walter G. Lohr, Jr. Age 71

Mr. Lohr has served on Danaher’s Board of Directors since 1983. He was a partner of Hogan Lovells, a global law firm, for over five years until retiring in June 2012 and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising have been a critical resource for Danaher given the importance of its acquisition program.

Mitchell P. Rales Age 58

Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Colfax Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Steven M. Rales Age 63

Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in a private business entity in the area of film production. Mr. Rales is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

John T. Schwieters Age 75

Mr. Schwieters has served on Danaher’s Board of Directors since 2003. He has been a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, since May 2012 after serving as Senior Advisor from March 2009 to May 2012 and as Vice Chairman from April 2000 to March 2009, and has also served as Principal of Perseus Realty, LLC since July 2013. Within the past five years Mr. Schwieters has served as a director of Smithfield Foods, Inc. and Choice Hotels International, Inc.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

Alan G. Spoon Age 63

Mr. Spoon has served on Danaher’s Board of Directors since 1999. He has served as Partner Emeritus of Polaris Partners, a company that invests in private technology and life science firms, since December 2014. Mr. Spoon has been a partner at Polaris since May 2000, and served as Managing General Partner from 2000 to 2010. Mr. Spoon is also a member of the board of directors of IAC/InterActiveCorp.

In addition to his leadership role at Polaris Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology and life science trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

Elias A. Zerhouni, M.D. Age 63

Dr. Zerhouni has served on Danaher’s Board of Directors since 2009. Dr. Zerhouni has served as President, Global Research & Development, for Sanofi-Aventis, a global pharmaceutical company, since January 2011. From 1996 to 2002, Dr. Zerhouni served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine. From 2002 to November 2008, Dr. Zerhouni served as director of the National Institutes of Health (“NIH”), and from November 2008 to December 2010 he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings.

Dr. Zerhouni, a physician, scientist and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic expansion in the medical technologies markets. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH, give him a global perspective that is valuable to Danaher.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE

FOREGOING NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Overview

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework, and additional details follow in the sections below.

•	Our Chairman and CEO positions are separate.

•	Our Board has established a robust Lead Independent Director position, elected by the independent directors.

•	All of our directors are elected annually.

•	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation per the terms of the conditional, irrevocable tender of resignation each director signs before joining the Board.

•	All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.

•	Our shareholders have the right to act by written consent.

•	Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

•	We have never had a shareholder rights plan.

•	We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

•	Danaher and its subsidiaries have made no political expenditures since at least 2012 and have no intention of contributing any Danaher funds or assets for political purposes, and we disclose our political expenditures policy on our public website.

Corporate Governance Guidelines, Committee Charters and Standards of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Corporate Governance Guidelines, committee charters and Standards of Conduct referenced above are each available in the “Investor – Corporate Governance” section of our website at http://www.danaher.com.

Board Leadership Structure and Risk Oversight

Board Leadership Structure.  The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 6.1 percent of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Because Mr. Rales is not independent within the meaning of the NYSE listing standards, our Corporate Governance Guidelines require the appointment of a “Lead Independent Director.” Our independent directors have appointed Mr. Ehrlich as our Lead Independent Director. As the Lead Independent Director, Mr. Ehrlich:

•	presides at all meetings of the Board at which the Chairman of the Board and the Chair of the Executive Committee are not present, including the executive sessions of non-management directors;

•	has the authority to call meetings of the independent directors;

•	acts as a liaison as necessary between the independent directors and the management directors; and

•	advises with respect to the Board’s agenda.

Risk Oversight.  The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company. The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure, and also oversees the Company’s risk assessment and risk management policies. Each of the Board’s committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Audit Committee oversees risks related to financial controls and legal and compliance risks and also assists the Board in overseeing the Company’s risk assessment and risk management policies; the Nominating and Governance Committee oversees corporate governance risks; and the Compensation Committee considers the impact of the Company’s compensation programs on the Company’s risk profile. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that other than Messrs. Steven Rales, Mitchell Rales and Thomas P. Joyce, Jr., each of whom is an executive officer of Danaher, all of the remaining seven members of the Board, consisting of Mss. Hefner Filler and List-Stoll, Messrs. Ehrlich, Lohr, Schwieters and Spoon and Dr. Zerhouni, are independent within the meaning of the listing standards of the NYSE. The Board concluded that none of the independent directors possesses any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

In making its determination with respect to the independence of the directors identified above as independent, the Board considered the following transactions, relationships and arrangements. In 2014, the Company and its subsidiaries sold products to Kraft Foods Group, Inc., where Ms. List-Stoll served as an officer; sold products to Sanofi-Aventis, where Dr. Zerhouni serves as an officer; sold products to and purchased products from Walgreen Co., where Ms. Hefner Filler serves as an officer; and sold products to Wabash National Corp., where an immediate family member of Mr. Ehrlich serves as an officer. In each case, the amount of sales and purchases in 2014 were less than 0.05% of the 2014 revenues of such other company and less than 0.1% of Danaher’s 2014 revenues. In all of the cases described above, the sales and purchases were made in the ordinary course of business, on commercial terms and on an arms’-length basis and the director had no role in the decision-making with respect to such transactions, and in each case the Board determined that such transactions do not create a material relationship between the director and Danaher and do not affect the director’s independence.

Danaher’s non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet in executive session following the Board’s regularly-scheduled meetings. The sessions are scheduled and chaired by the Lead Independent Director.

Board of Directors and Committees of the Board

General.  The Board met thirteen times during 2014. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2014. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. All of the ten directors serving at the time attended the Company’s annual meeting in May 2014.

The membership of each of the Audit, Compensation, Nominating and Governance and Finance committees as of March 9, 2015 is set forth below.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	FINANCE
Donald J. Ehrlich	X	X*
Linda Hefner Filler			X*
Thomas P. Joyce, Jr.				X
Walter G. Lohr, Jr.		X	X	X
Teri List-Stoll	X
Mitchell P. Rales				X*
Steven M. Rales				X
John T. Schwieters	X*		X
Alan G. Spoon		X
Elias A. Zerhouni, M.D.			X

X = committee member; * = Chair

Audit Committee.  The Audit Committee met seven times during 2014. The Audit Committee assists the Board in overseeing:

•	the quality and integrity of Danaher’s financial statements;

•	the effectiveness of Danaher’s internal control over financial reporting;

•	Danaher’s compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of Danaher’s independent auditors;

•	the performance of Danaher’s internal audit function;

•	the Company’s risk assessment and risk management policies; and

•	the Company’s swaps and derivatives transactions and related policies and procedures.

The Committee also prepares a report as required by the SEC to be included in this proxy statement. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Board has determined that each of the members of the Audit Committee is independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act and the NYSE listing standards, qualifies as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K and is financially literate within the meaning of the NYSE listing standards.

Compensation Committee.  The Compensation Committee met ten times during 2014. The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

•	reviews and discusses with Company management the Compensation Discussion & Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

•	reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans;

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements;

•	considers the impact of the Company’s compensation programs on the Company’s risk profile;

•	prepares a report as required by the SEC to be included in this proxy statement; and

•	considers factors relating to independence and conflicts of interests in connection with all compensation consultants, counsel and other outside advisors that provide advice to the Committee.

Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Securities Exchange Act. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2014. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Chair of the Committee works with our Senior Vice President-Human Resources and our Secretary to schedule the Committee’s meetings and set the agenda for each meeting. Our CEO, Senior Vice President-Human Resources, Senior Vice President-General Counsel, Vice President-Compensation and Secretary generally attend the Committee meetings and support the Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy; participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance; and provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent. The Committee gives considerable weight to our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions. Danaher’s human resources department also provides the Committee with such data relating to executive compensation as requested by the Committee. The Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as the Committee’s independent compensation consultant for a number of years. The Committee engages F.W. Cook because it is considered one of the premier independent compensation consulting firms in the country and has never provided any services to the Company other than the compensation-related services provided to or at the direction of the Compensation Committee and the Nominating and Governance Committee. F.W. Cook takes its direction solely from the Committee (and with respect to matters relating to the non-management director compensation program, the Nominating and Governance Committee). F.W. Cook’s primary responsibilities in 2014 were to provide compensation-related advice in connection with the Company’s leadership transition; provide advice and data regarding the compensation levels for the Company’s executive officers compared to executive compensation levels at the Company’s peers; assess the Company’s executive compensation program in the context of corporate governance best practices; update the Committee regarding legislative and regulatory initiatives and other trends in the area of executive compensation; advise the Committee in connection with the design of the Company’s annual cash incentive compensation program and equity compensation program; provide data regarding the share dilution and compensation costs attributable to the Company’s equity compensation program; and advise regarding the Company’s executive compensation public disclosures. The Committee does not place any material limitations on the scope of the feedback provided by F.W. Cook. In the course of discharging its responsibilities, F.W. Cook may from time to time and with the Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the Company’s executive officer responsibilities and other business information. The Committee also engaged Compensation Advisory Partners in 2014 to provide compensation-related advice in connection with the Company’s leadership transition. The Committee did not place any material limitations on the scope of the feedback provided by Compensation Advisory Partners.

The Committee has considered whether the work performed by each of F.W. Cook and Compensation Advisory Partners for or at the direction of the Compensation Committee (and in the case of F.W. Cook, the Nominating and Governance Committee) raises any conflict of interest, taking into account the factors listed in Securities Exchange Act Rule 10C-1(b)(4), and has concluded that such work does not create any conflict of interest.

Nominating and Governance Committee.  The Nominating and Governance Committee met five times in 2014. The Nominating and Governance Committee:

•	assists the Board in identifying individuals qualified to become Board members;

•	proposes to the Board a slate of directors for election by Danaher’s shareholders at each annual meeting;

•	makes recommendations to the Board regarding the membership of the Board’s committees;

•	makes recommendations to the Board regarding matters of corporate governance;

•	facilitates the annual review of the performance of the Board and its committees;

•	oversees the operation of Danaher’s Corporate Governance Guidelines;

•	reviews and makes recommendations to the Board regarding non-management director compensation; and

•	administers Danaher’s Related Person Transactions Policy.

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

The Nominating and Governance Committee from time-to-time engages an executive search firm to help identify, evaluate and provide background information regarding director candidates, and also considers candidates for Board membership suggested by Board members, management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “– Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee’s determination of whether to conduct a full evaluation is based primarily on the Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described below and any such other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee. If the Committee determines that any such prospective nominee warrants additional consideration, or if the Committee has initiated a director search process and has identified one or more prospective nominees, the Committee will evaluate such prospective nominees against the standards and qualifications set out in Danaher’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business;

•	the extent to which the interplay of the prospective nominee’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting Danaher’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Committee also considers such other factors as it may deem relevant and appropriate, including the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise and the evaluations of other prospective nominees. The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

If the Committee determines that a prospective nominee warrants further consideration, one or more members of the Committee (and other members of the Board as appropriate) will interview the prospective nominee. After completing this evaluation and interview process, if the Committee deems it appropriate it will recommend that the Board appoint one or more candidates to the Board or nominate one or more such candidates for election to the Board.

The Committee also reviews and makes recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). In connection with its periodic evaluations of non-management director compensation, the Committee reviews the compensation practices for non-management directors within Danaher’s peer group. For a description of the annual compensation paid to each non-management director, please see “Director Compensation.”

Finance Committee.  The Finance Committee did not meet in 2014. The Finance Committee approves business acquisitions, divestitures and investments up to the levels of authority delegated to it by the Board.

Majority Voting for Directors

Our Amended and Restated Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

At any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Amended and Restated Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, within four business days following the date of such amendment or waiver.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the “named executive officers.”

Executive Summary and Overview

Introduction

Danaher’s executive compensation program, and in particular its emphasis on long-term equity awards tied closely to shareholder returns and subject to significant vesting and holding periods, has been fundamental in attracting skilled executives, encouraging them to build long-term careers with Danaher and motivating them to achieve sustainable, long-term operating and financial performance through a range of economic cycles.

Within the last year, Danaher has significantly enhanced its executive compensation program to strengthen its alignment with shareholder interests and increase management accountability:

•	In 2015, the Committee introduced into the Company’s executive equity compensation program performance stock units, or PSUs, that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period, require above-median TSR ranking for target payout and include a two-year holding period following vesting.

•	Effective for 2014, the Company’s executive annual cash incentive compensation program incorporates target metrics related to earnings, cash flow and capital efficiency, key financial indicators that hold our executive officers closely accountable for Company financial performance.

2014 Performance

Danaher’s business performance has been strong, both historically and in 2014 in particular. In 2014, against the continued backdrop of a tepid global economic growth environment, Danaher successfully executed a CEO leadership transition while continuing to deliver strong operational and financial performance and using its healthy financial position to continue investing robustly in growth opportunities. During 2014, Danaher:

•	deployed over $3.1 billion across seventeen strategic acquisitions;

•	executed a definitive agreement to merge the Company’s communications business with NetScout Systems, Inc.;

•	divested the Company’s $100 million electric vehicle/hybrid business;

•	deployed over $150 million in restructuring activities to reduce fixed costs and fund growth initiatives;

•	achieved a 2014 operating profit margin of 17.2%, even while implementing a leadership transition and investing heavily in the Company’s future growth; and

•	increased Danaher’s regular quarterly dividend amount by 300% and returned over $225 million to shareholders through dividends.

Danaher’s 2014 and prior year growth investments yielded tangible results in 2014:

Danaher 2013-2014 Year-Over-Year Growth from Continuing Operations

Our commitment to continue investing in future growth and our generation of the cash flow to fund such investments has positioned us to grow our business on a profitable and sustainable basis.

Long-Term Performance

Over the last twenty years, Danaher’s compounded, annual average shareholder return has outperformed every company in its peer group. We believe a long-term performance period most accurately compares relative performance within our peer group, because over shorter periods performance comparisons are skewed by the easier performance baselines of peer companies that have experienced periods of historical underperformance. Danaher has not experienced a sustained period of underperformance over the last twenty years, and we believe the consistency of our performance over the last twenty years is unmatched within our peer group:

•	Danaher is the only company in its peer group whose TSR outperformed the S&P 500 Index over every rolling 3-year period from 1995-2014.

•	Danaher is the only company in its peer group whose TSR outperformed the S&P 500 Index by more than 750 basis points over every rolling 3-year period from 2005-2014.

•	Danaher is one of only two companies in its peer group whose TSR outperformed the S&P 500 Index in 15 of the 20 years in the period 1995-2014.

•	Danaher’s compounded, average annual shareholder return has outperformed the compounded, average annual shareholder return of the S&P 500 Index over each of the last two-, three-, five-, ten-, fifteen- and twenty-year periods:

Danaher Compounded, Average Annual Shareholder Returns, 1995-2014

•	The graph below compares Danaher’s TSR to the TSR of the S&P 500 Index over the last twenty years:

Total Shareholder Return, 1995-2014

CEO Transition

In September 2014, pursuant to the Company’s succession-planning process, Danaher’s Board of Directors promoted Thomas P. Joyce, Jr. to succeed H. Lawrence Culp, Jr. as Danaher’s President and CEO. Since joining Danaher in 1989, Mr. Joyce has served in a series of progressively more responsible general management positions, including as Executive Vice President since 2006. Below is an overview of the 2014 compensation decisions the Compensation Committee (“Committee”) of our Board of Directors made with respect to Messrs. Joyce and Culp.

Joyce Compensation.  The Committee initially determined Mr. Joyce’s 2014 compensation in the first quarter of 2014 and modified it upon his promotion to CEO in September 2014. In connection with Mr. Joyce’s promotion, the Committee revised Mr. Joyce’s base salary, target annual bonus opportunity and annual equity compensation target award value to levels that the Committee believes appropriate in light of the opportunities that would be available to Mr. Joyce in the competitive marketplace as a newly-appointed CEO, the significant proportion of his annual cash and equity compensation that is performance-based, his overall tenure and performance record with Danaher, his prior compensation levels as an Executive Vice President and the compensation levels of the Company’s other named executive officers (without assigning any particular weighting to any of these factors). Although the Committee did not target the performance-based portion of Mr. Joyce’s annual cash compensation to any particular percentage of his annual cash compensation, the Committee set Mr. Joyce’s base salary at a level lower, and his target annual bonus opportunity at a level higher, than typical among the Company’s peer companies to ensure that his annual cash compensation is highly performance-based. Mr. Joyce’s 2014 target annual bonus opportunity and the aggregate target award value of his 2014 equity awards are prorated to reflect the portions of the year that he served as Executive Vice President and as CEO, respectively, and the relative compensation levels in effect during each such period. For a discussion of Mr. Joyce’s severance rights, please see “Employment Agreements – Named Executive Officer Proprietary Interest Agreements.”

Culp Compensation.  In April 2014, the Company announced that Mr. Culp would step down as President and CEO and thereafter remain with the Company in the role of senior advisor until March 2016. In September 2014, Mr. Culp stepped down as President and CEO and commenced his advisory role. In determining Mr. Culp’s 2014 compensation in early 2014 and in light of his anticipated near-term retirement as President and CEO, the Committee kept Mr. Culp’s salary and equity compensation target award value flat on a year-over-year-basis (recognizing however that none of his 2014 equity award would vest should he depart from the Company on the timing that was under discussion). In April 2014, the Company and Mr. Culp entered into a Transition Agreement that replaced Mr. Culp’s employment agreement and addressed the treatment of his compensation in connection with the leadership transition; please see “Employment Agreements – H. Lawrence Culp, Jr. Transition Agreement” for a summary of the Transition Agreement terms. Under the Transition Agreement, Mr. Culp’s salary remains the same until his departure from the Company; in lieu of a 2014 bonus he received a cash payment equal to 250% of his base salary, prorated for the portion of 2014 he served as CEO; and immediately prior to his departure he will vest in 40% of the equity award granted to him in 2013, which the Committee believes reflects a reasonable pro ration of the value of the award based on the services rendered by Mr. Culp subsequent to the grant date. The equity awards granted to Mr. Culp in 2014 are not scheduled to vest prior to his departure. The Transition Agreement also allows Mr. Culp one year following his departure to exercise the stock options that vest in 2016 prior to his departure, to ensure he has a reasonable opportunity to exercise such options on an orderly basis.

2014 Compensation for Other Named Executive Officers

Below is a comparison of the key aspects of our named executive officer compensation (excluding Messrs. Joyce and Culp and Mr. Beck, who was hired as Executive Vice President in April 2014) for 2014 compared to 2013:

•	The target dollar value of annual equity compensation granted in 2014 increased between 0% and 20% on a year-over-year basis (excluding the special retention awards granted in 2013 and in 2014 in connection with our leadership transition, which are discussed below).

•	Annual cash incentive compensation payments for 2014 increased between 5% and 18% on a year-over-year basis.

•	Base salaries increased between 4% and 5% on a year-over-year basis.

For an overview of the Committee’s compensation decisions with respect to Mr. Beck, please see “—2014 Compensation for Mark A. Beck.”

Compensation Governance

The Committee recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and in recent periods has improved Danaher’s executive compensation policies and practices in the following ways.

•	In 2015, the Committee introduced into the Company’s executive equity compensation program PSUs that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period. The PSUs are strongly aligned with long-term shareholder value:

¡	PSU payout at the target level requires a Company relative TSR ranking of 55%;

¡	PSUs that vest are subject to an additional two-year holding period following the three-year performance period; and

¡	PSU payout is capped at 100% of target if the Company’s TSR for the performance period is negative, regardless of how strong the Company’s performance is on a relative basis.

•	Effective for 2014, the Company’s executive annual cash incentive compensation program incorporates target metrics related to earnings, cash flow and capital efficiency, key financial indicators that hold our executive officers closely accountable for Company financial performance.

•	The Committee has eliminated tax reimbursement and gross-up provisions in our executive compensation program (except under any policy applicable to management employees generally such as a relocation policy) and limited the amount of our CEO’s and CFO’s personal aircraft usage perquisite.

•	The Committee has implemented a rigorous compensation recoupment policy that is triggered even in the absence of wrongdoing.

These more recent changes complement the following compensation governance practices that have long been a hallmark of Danaher’s program.

•	Our stock options and RSUs have typically vested over five years (and our newly-introduced PSUs are similarly subject to three-year vesting and a further two-year holding period), which periods are longer than typical for our peer group.

•	None of our executive officers has any rights to compensation triggered solely by a change of control.

•	Our executive officers have no pension program (apart from a small cash balance plan that operated in lieu of a 401(k) plan from 1997- 2003).

•	We require executive officers to maintain robust stock ownership levels and prohibit hedging against the economic risk of such ownership.

•	None of our named executive officer long-term incentive compensation is denominated or paid in cash.

•	Neither of the Committee’s compensation consultants has ever provided any services to the Company other than the compensation-related services provided to the Committee and the Nominating and Governance Committee.

Overview and Objectives of Our Named Executive Officer Compensation Program

The goal of our compensation program for named executive officers is to build long-term value for our shareholders. Toward this goal, under the Committee’s direction we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives we have developed a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

The Company provides its shareholders an opportunity to cast an annual advisory vote with respect to its named executive officer compensation as disclosed in the Company’s annual proxy statement (the “say on pay proposal”). At the Company’s annual meeting of shareholders in May 2014, 87% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this result affirms shareholders’ support of the Company’s named executive officer compensation and did not make changes to the Company’s executive compensation program as a result of such vote.

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following attributes and risk-mitigation features of our compensation program.

•	Our program’s emphasis on long-term, equity-based compensation discourages risk-taking that produces short-term results at the expense of building long-term shareholder value.

•	Our stock options and RSUs vest over five years and our PSUs are subject to three-year vesting and a further two-year holding period, which together with our recoupment policy ensure our executives realize their compensation over a time horizon consistent with achieving long-term shareholder value.

•	Our annual incentive compensation program uses performance metrics based on earnings, cash flow and capital efficiency and our long-term incentive compensation program uses performance metrics based on total shareholder return and earnings, mitigating the incentive to overperform with respect to any particular metric at the expense of other metrics.

•	The Committee can exercise negative discretion to reduce annual cash incentive compensation payments.

•	We cap the payment amounts under our annual cash incentive compensation plan.

•	Our executives are subject to robust stock ownership guidelines.

•	We prohibit our employees from engaging in transactions in any derivative of a Danaher security.

•	The Committee and the Nominating and Governance Committee use independent compensation consultants that perform no other services for Danaher.

Analysis of 2014 Named Executive Officer Compensation

For a discussion of the framework the Committee uses in determining executive compensation, please see “—Determining Named Executive Officer Compensation.”

Our 2014 executive compensation program consisted of four elements, listed in order of significance.

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Compensation[1]	Stock options with time-based vesting periods that have generally been longer than typical for our peer group

•    Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•    Align the interests of management and shareholders by ensuring that realized compensation is commensurate with long-term changes in share price

Restricted stock units with vesting periods that have generally been longer than typical for our peer group

•    Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•    Align the interests of management and shareholders by tying realized compensation to (1) long-term changes in share price at all price levels, and (2) attainment of financial performance goals.

Annual Incentive Compensation	Cash

•    Motivate executives to achieve near-term operational and financial goals that support our long-term business objectives

•    Attract, retain and motivate skilled executives

•    Allow for meaningful pay differentiation tied to performance of individuals and groups

Base Salary	Cash

•    Attract and retain skilled executives while avoiding a high fixed cost structure

•    Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay

Other Compensation	Employee benefit plans; perquisites; severance benefits	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that is higher than our actual costs

1 Effective for 2015, one-half of the executive officer annual equity compensation awards are granted in the form of stock options, one-quarter are granted in the form of restricted stock units and one-quarter are granted in the form of performance stock units that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period. For additional details please refer to “Long-Term Incentive Awards” below.

In determining the appropriate mix of compensation elements for each named executive officer for 2014, the Committee considered the factors referred to under “–Named Executive Officer Compensation Framework” (without assigning any particular weight to any factor) and exercised its judgment:

•	The most significant component of compensation for each named executive officer for 2014 was long-term, equity-based compensation with vesting periods that are longer than typical for our peer group. Because this type of compensation best supports our retention and motivation objectives and aligns the interests of our executives and shareholders by tying earned pay to changes in our stock price over time, we believe that this type of compensation is the most effective of the four elements in accomplishing each of the objectives set forth under “-- Overview and Objectives of Our Named Executive Officer Compensation Program.”

•	Annual cash incentive compensation, the variable element of an executive’s annual compensation, was the next most significant component of compensation for each named executive officer. We believe its focus on near-term performance and the cash nature of the award complement the longer-term, equity-based compensation elements of our program. The Company may also periodically use cash bonuses for recruitment purposes, to competitively compensate and attract high-performing executives.

•	Finally, in 2014 we sought to pay sufficient base salary and other compensation to avoid competitive disadvantage in the marketplace for skilled executives while simultaneously managing our fixed cost structure at a sustainable level.

The graphic below illustrates the percentage of 2014 named executive officer compensation (based on the 2014 Summary Compensation Table) that each element of compensation accounted for:

Long-Term Incentive Awards

In February 2014, the Committee granted annual equity awards to the named executive officers, split equally between stock options and RSUs, and subjectively determined the target dollar value of equity compensation to be delivered to each officer. The Committee took into account that the ultimate, realized value of each award will depend substantially on the Company’s long-term performance as well as each of the following factors (none of which was assigned a particular weight by the Committee):

•	the amount of equity compensation necessary to provide sufficient retention incentives in light of (1) compensation levels within the Company’s peer group, and (2) the accumulated value of equity awards previously granted to the officer (including both outstanding and previously realized awards);

•	the relative complexity and importance of the officer’s position, as well as the officer’s performance record and potential to contribute to future Company performance and assume additional leadership responsibility; and

•	the risk/reward ratio of the award amount compared to the length of the related vesting provisions.

In addition to the annual equity awards granted to the named executive officers in February 2014, in May 2014 in connection with the Company’s leadership transition the Committee granted a special equity compensation award to each of Messrs. Comas, Daniel and Lico to enhance the retention incentives for each such officer. The Committee subjectively determined the target dollar value of each award, considering in particular the opportunities each officer would likely have if he were to pursue other employment.

The 2014 equity compensation awards for Danaher’s named executive officers tended to be larger than the equity compensation awarded by Danaher’s peers to officers in comparable positions based on recent, publicly available data, because (1) the competitive demand for our executives, particularly in light of our leadership transition, requires that we make greater efforts to retain our executives, (2) the vesting periods applicable to our awards have been longer than typical for our peer group, (3) for high-level executives the Committee seeks to have equity-based compensation constitute a higher percentage of total compensation than is typical of our peers and (4) unlike many of our peers we do not provide a defined benefit pension plan for our executives, and therefore our long-term incentive awards represent a particularly important capital accumulation opportunity.

In 2015, following a comprehensive review of the Company’s executive annual equity compensation program and with the assistance of F.W. Cook, the Committee replaced one-half of the RSU component described above with performance stock units, or PSUs, that vest based on the Company’s TSR ranking relative to the constituents of the S&P 500 Index over a three-year performance period. As a result, effective in 2015 one-half of the annual equity awards granted to the named executive officers are granted as stock options, one-quarter are granted as RSUs and one-quarter are granted as PSUs. The Committee introduced relative-TSR based PSUs (including the two-year holding period following vesting of the PSUs, described below) to further strengthen the alignment of our executive long-term incentive compensation program with the long-term interests of our shareholders. Consistent with that objective, the Committee chose the S&P 500 Index as the relative TSR comparator group because it is a broad and stable index group that represents investors’ alternative capital investment opportunities.

The Committee translated the target dollar value attributable to PSUs into a target number of PSUs, established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs. Payout at 100% of the target level requires that the Company achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest.

Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company common stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the performance criteria are satisfied as determined by the Committee, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which he or she was employed, and in the event of retirement during the performance period the executive receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period. Any dividends paid on the Company’s common stock during the performance period are credited to the PSU accounts and paid in cash, but are only paid out to the extent the underlying PSUs vest and are not paid until the shares underlying the vested PSUs are issued.

The Committee continues to apply an Adjusted EPS2 performance metric to executive RSU grants to link realization of the award to the Company’s operational performance and because the Committee believes that Adjusted EPS growth correlates strongly with shareholder returns. The Committee views the RSU performance criteria as ancillary in importance to the time-based vesting requirement, however, given that RSUs are a key retention tool.

Annual Incentive Awards

New Performance Formula in 2014

In 2014, following a comprehensive review of the performance formula used to grant awards under the Company’s Executive Incentive Compensation Plan (the “Cash Incentive Plan”) and with the assistance of F.W. Cook, the Committee implemented a new formula as described below under “—2014 Performance Formula and Results.” The Committee revised the formula for the following reasons:

•	Annual targets. The prior formula was based on the degree of period-to-period improvement in the Company’s Adjusted EPS. Recognizing that macroeconomic/end-market conditions can change significantly from year to year, the Committee determined that a formula based on annual performance targets would better account for prevailing macroeconomic/end-market conditions, better account for relative Company performance in light of such conditions and in comparison to peer company performance and more effectively link pay to performance across a range of macroeconomic/end-market conditions.

•	Third performance metric and differential weighting. The prior formula utilized two performance metrics, based on earnings and cash flow. The Committee retained Adjusted EPS as the primary performance metric in the new formula because it believes Adjusted EPS correlates strongly with shareholder returns, particularly since Adjusted EPS is calculated in a manner that focuses on gains and charges the Committee believes are most directly related to Company operating performance during the period. The Committee also retained a cash flow metric because it helps validate the quality of the Company’s earnings. The Committee determined that adding return on invested capital (“ROIC”) as a third metric would complement the cash flow metric by validating how efficiently and effectively the Company is investing its capital, and that using three metrics would better encourage balanced, sustainable growth and further mitigate the risk of rewarding over-performance with respect to a particular financial measure at the expense of other financial measures. The new formula weights Adjusted EPS most heavily among the three metrics because the Committee believes Adjusted EPS best correlates to shareholder returns.

•	Weighting of Company and personal performance. The prior formula multiplied the Company and personal payout percentages to yield the composite payout percentage. The Committee concluded that payouts should continue to be differentiated based on individual performance, but that in light of the team orientation of our executive leadership Company performance should be weighted more heavily. As a result, the Company payout percentage is weighted 60% and the personal payout percentage 40%.

•	Target bonus percentage. To simplify the formula design, the Company replaced the “baseline bonus percentage” with a target bonus percentage designed to provide a market-competitive award opportunity.

2 Adjusted EPS is defined, and the performance-based vesting criteria applicable to the RSUs awarded to our named executive officers in 2014 are described in, the footnotes to the “Outstanding Equity Awards at 2014 Fiscal Year-End” table.

2014 Results

The Cash Incentive Plan’s requirement that Danaher achieve positive net income for the performance period in order for any awards to be paid remains unchanged. Under the revised performance formula effective for 2014, the Committee assigned each officer a target bonus percentage representing a percentage of the officer’s base salary as of March 31, 2014. Subject to Danaher’s achievement of positive net income for the year, each named executive officer would be eligible for a bonus equal to the target bonus amount multiplied by the Composite Payout Percentage (which is the sum of the Company Payout Percentage (weighted 60%) and the Personal Payout Percentage (weighted 40%)), subject to the Committee’s exercise of discretion. The Committee exercised its judgment in determining each element of the 2014 formula. In determining the target bonus percentage for each officer, the Committee considered the amount of annual cash incentive compensation awarded to the officer in prior years, the relative complexity and importance of the officer’s position and the amount of annual cash incentive compensation that peer companies would offer such officer. For each Company performance metric, the Committee set the performance target at a level it believes is reasonably achievable while requiring what it believes would be outstanding performance to achieve the maximum payout level. In determining the target performance level and payout percentage curve for the metrics, the Committee considered historical performance data for the Company and its peer group, analyst consensus data for the Company’s peer group, the Company’s annual budget and macroeconomic/end-market trends. In determining the annual personal performance objectives for each officer, the Committee did not assign a particular weighting to any of the objectives but set the quantitative objectives at levels that, while achievable, would in the Committee’s opinion require personal performance appreciably above the executive’s prior year performance level. Each element of the 2014 performance formula is further described below:

•	Company Payout Percentage. The Company Payout Percentage is based on the Company’s 2014 performance against the three objective metrics described in the table below (the “Metrics”). For each of the Metrics the Committee established threshold, target and maximum levels of Company performance, as well as a payout percentage curve that relates each level of performance to a payout percentage. The payout percentage is 0% for below-threshold performance and ranges from 50% for threshold performance to 150% (for the Free Cash Flow Ratio and ROIC metrics) or 200% (for Adjusted EPS) for performance that equals or exceeds the maximum. Under all Metrics, target performance yields a payout percentage of 100%. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Following the end of 2014, the Company Payout Percentage was calculated as follows:

2014 Performance/Payout Matrix
Metric	Target Performance Level	Actual Performance Level	Payout % (Before Weighting)	Weighting of Metric	Weighted Payout %
Adjusted EPS	$3.63	$3.65	106%	70%	74%
Free Cash Flow Ratio	115%	124.8%	114%	20%	23%
ROIC	11.9%	11.7%	92%	10%	9%
Company Payout Percentage					106%

•

Personal Payout Percentage.  In March 2014, the Committee established for each named executive officer the annual personal performance objectives described below, including quantitative and qualitative objectives and objectives based on financial and non-financial measures. For Mr. Joyce (prior to his promotion to CEO) and for each of Messrs. Daniel and Lico, 2014 performance objectives consisted of the degree of 2014 core revenue growth, operating profit margin improvement and working capital turn improvement for the executive’s business units; the degree of 2014 return-on-invested-capital performance achieved with respect to acquisitions by the executive’s business units; quantitative goals for the executive’s business units relating to human resources-related metrics; and qualitative goals relating to improving the leadership and strengthening the organizational capabilities of the executive’s business units. In addition: Mr. Joyce had quantitative goals relating to on-time delivery and manufacturing quality in his business units and qualitative goals relating to the degree of achievement of the strategic priorities for his business units and implementation of the organizational capacity to support such execution; Mr. Daniel had quantitative goals relating to on-time delivery and manufacturing quality in his business units and the degree of 2014 core revenue growth for Danaher’s businesses in particular geographies, and qualitative goals relating to the amount of strategic acquisition capital successfully deployed by his business units, the implementation of a strategic priority in one of his business units and improving the leadership of Danaher’s businesses in particular geographies; and Mr. Lico had performance objectives relating to the degree of 2014 revenue growth for Danaher’s businesses in particular geographies and achieving particular revenue goals for certain product lines, and qualitative goals relating to the implementation of certain strategic priorities for Danaher and for one of his business units and the improvement of Danaher’s competitive positioning in particular geographies. Mr. Comas’ 2014 performance objectives consisted of the degree of Danaher’s overall 2014 financial performance, including the extent to which profit margins improve while preserving growth investments, and qualitative goals relating to strengthening and improving the finance, investor relations, tax and information technology organizations and the quality and volume of the Company’s acquisition and portfolio evolution performance.

Following the end of 2014, the Committee used its judgment and determined for each officer a Personal Payout Percentage between 0% and 200%. Without assigning any particular weight to any individual factor, the Committee took into account the size of the Company Payout Percentage for the year, the amount of annual cash incentive compensation awarded to the executive in prior years, the executive’s execution against his personal performance objectives for the year, the executive’s overall performance for the year and the amount of annual cash incentive compensation that peer companies would offer such executive. The Company awarded Mr. Joyce a Personal Payout Percentage of 163.3% for 2014, based primarily on the Company’s financial performance following Mr. Joyce’s appointment as CEO and the Company’s successful leadership transition.

•	Composite Payout Percentage. The Company Payout Percentage and Personal Payout Percentage were calculated for each officer, weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite Payout Percentage was multiplied by the officer’s target bonus amount to yield the officer’s award amount for the year (subject to the Committee’s exercise of discretion). The 2014 annual cash incentive compensation awards for each of the named executive officers are set forth in the Summary Compensation Table.

For a description of the Cash Incentive Plan performance formula applicable to Mr. Beck for 2014, please see “—2014 Compensation for Mark A. Beck.”

Base Salaries

The Committee reviews base salaries for executive officers in February of each year and in connection with promotions. In February 2014, the Committee subjectively determined 2014 base salaries for the named executive officers, as set forth in the Summary Compensation Table. In determining the 2014 base salaries for Messrs. Comas, Daniel and Lico, without giving specific weight to any particular factor, the Committee used the prior year’s base salary as the initial basis of consideration and then considered the individual factors described under “— Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Danaher and the market value of the executive’s role. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Committee also considered how changes in base salary would impact annual cash incentive compensation.

Other Compensation

Severance Benefits.  We have entered into Proprietary Interest Agreements with each of our named executive officers (other than Mr. Culp) that, combined with our Senior Leader Severance Pay Plan, provide for severance payments under certain circumstances as consideration for post-employment non-competition, non-solicitation and confidentiality obligations (Mr. Culp has agreed to similar post-employment covenants in his Transition Agreement). In addition, in connection with Mr. Joyce’s promotion we amended his agreement to provide for additional cash payments and the pro rata acceleration of the time-based vesting applicable to his outstanding equity awards if the Company terminates his employment without cause. We believe that the post-employment restrictive covenants included in these agreements are critical in protecting our proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights our peers offer executives in comparable roles.

Benefits and Perquisites.  All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee makes certain perquisites available to the named executive officers; please see the footnotes to the Summary Compensation Table for additional details. We believe these limited perquisites help make our total executive compensation plan competitive, are generally commensurate with the perquisites offered by our peers, are cost-effective in that the perceived value of these items is higher than our actual cost and (with respect to the professional services and airplane use in particular) help to maximize the amount of time that the executives spend on Danaher business. The Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).

In addition, each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Employee Benefit Plans — Executive Deferred Incentive Program.” We use the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service with Danaher.

2014 Compensation for Mark A. Beck

Danaher hired Mr. Beck as Executive Vice President in April 2014. For a description of the compensation arrangements agreed to with Mr. Beck in connection with his hiring, please see “Employment Agreements—Letter Agreement with Mark A. Beck.” Each of Mr. Beck’s 2014 compensation elements were determined by the Committee subjectively and agreed to as part of a negotiated process related to his hiring. In determining the amounts and other terms of each compensation element agreed to with Mr. Beck (particularly his signing bonus, guaranteed 2014 bonus and new hire equity grant), the Committee’s primary considerations related to the significance of Mr. Beck’s hiring in relation to the Company’s strategic objectives; recognition of the security of Mr. Beck’s position with Corning, Inc. (where he had established an 18-year career and was serving as the company’s Executive Vice President, Environmental Technologies and Life Sciences) and the need to provide a compensation package sufficient to incentivize Mr. Beck to join Danaher; and ensuring that the compensation would be structured as efficiently as possible and in a way that would benefit Danaher and its shareholders. In determining the target dollar value of Mr. Beck’s new-hire equity award and the amount of his signing bonus, the Committee considered in particular the value of the unvested equity that Mr. Beck relinquished by leaving his position at Corning. In determining the target dollar value of Mr. Beck’s 2014 annual equity award and 2014 base salary, the Committee considered in particular the compensation levels of comparable Danaher executive officers and the historical amounts of annual equity compensation and base salary Mr. Beck received from his prior employer. With respect to Mr. Beck’s 2014 variable cash compensation, the Committee guaranteed a majority of such compensation (in recognition that it will take time for him to make progress with respect to his strategic priorities), but also conditioned a portion of such compensation in a manner that gave the Committee discretion to take into account personal performance factors as it deemed appropriate and determine (subject to a cap) the appropriate payment amount.

Named Executive Officer Compensation Framework

Determining Named Executive Officer Compensation

Danaher’s compensation program is grounded on the principle that each executive officer must consistently demonstrate exceptional personal performance in order to remain an executive officer of Danaher. Within the framework of this principle and the other objectives discussed above, the Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Committee) are the following:

•	The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value, the Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

•	The executive’s record of performance, long-term leadership potential and tenure.

•	Danaher’s performance. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term shareholder value creation, both by tying the ultimate value of the awards to long-term shareholder returns and because of the length of time executives are required to hold the awards before realizing their value.
•	Our assessment of pay levels and practices in the competitive marketplace. The Committee considers market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. We have a history of successfully applying the Danaher Business System (a proprietary set of business processes and methodologies we use that are designed to continuously improve business performance) (“DBS”) to deliver strong operating performance and create shareholder value, and we devote significant resources to training our executives in DBS. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers whom we believe are capable of leading a significantly larger company. As a result of these factors, we believe that our officers are particularly valued by other companies with greater resources, which creates a high degree of retention risk.

The philosophy and goals of our compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support our objectives.

For a description of the role of the Company’s executive officers and the Committee’s independent compensation consultants in the executive compensation process, please see “Corporate Governance – Board of Directors and Committees of the Board – Compensation Committee.”

Long-Term Incentive Compensation Philosophy and Grant Practices

Philosophy.  The Committee believes that the combination of stock options, RSUs and PSUs effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting our talent retention objectives. Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to the Company’s relative TSR performance. In addition, our stock options and RSUs vest over five years and our PSUs are subject to three-year vesting and a further two-year holding period, which periods are longer than typical for our peer group, promote stability and encourage officers to take a long-term view of our performance. We believe our stock option award program in particular has contributed significantly to our strong performance record, which in turn has generally made our stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining skilled officers. While RSUs and PSUs offer more modest upside potential than stock options, during periods of stock market declines or modest growth they are more likely to support our talent retention objectives.

Grant practices.  The Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”), which is described in “Employee Benefit Plans – 2007 Stock Incentive Plan.” Executive equity awards are approved at regularly scheduled Committee meetings (typically scheduled in advance of the calendar year in which they occur), at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Committee’s general practice is to approve annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation. A target dollar value of annual equity compensation is determined for each officer. Prior to 2014, the target dollar value was divided equally between stock options and RSUs and beginning in 2015 the target dollar value is allocated one-half to stock options and one-quarter to each of RSUs and PSUs. The target dollar values attributable to RSUs and PSUs, as applicable, is translated into a target number of RSUs or PSUs using an average closing price over a specified period, to avoid the potential volatility impact of using a single-day closing price. The target dollar value attributable to stock options is translated into a number of stock options based on a specified option value (because the Committee does not use the Black Scholes methodology to value options for purposes of converting the target dollar value into the number of awarded options, the target dollar value used by the Committee for awarding options is different than the Black Scholes-based option value reported in the Summary Compensation Table). The exercise price for stock option awards under the 2007 Plan equals the closing price of Danaher’s common stock on the date of grant.

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of the Company’s diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. However, the Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked with F.W. Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Executive Compensation Peer Group Prior to July 2014

Prior to July 2014, the Company’s peer group consisted of the companies set forth below, which is the same as the Company’s 2013 peer group:

3M Company	Becton Dickinson & Co.	Emerson Electric Co.	Rockwell Automation Inc.
Abbott Laboratories	Covidien Ltd.	Honeywell International Inc.	Thermo Fisher Scientific Inc.
Agilent Technologies Inc.	Dover Corp.	Illinois Tool Works, Inc.	Tyco International Ltd
Baxter International, Inc.	Eaton Corp.	Medtronic Inc.	United Technologies Corp.

The Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) comparability of revenues, market capitalization, net income, total assets and number of employees. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of June 30, 2013), market capitalization (as of June 30, 2013) and employee headcount (based on each company’s most recent fiscal year end as of June 30, 2013), in each case derived from the Standard & Poor’s Compustat database.

($ in millions)
	Revenue	Market capitalization	Net income (before extraordinary items and discontinued operations)	Total assets	Employees
75th percentile	$26,036	$52,814	$3,169	$34,875	94,000
Median	$15,420	$31,146	$1,959	$23,167	55,500
25th percentile	$9,850	$24,294	$1,102	$12,181	37,925
DHR	$18,389	$43,848	$2,471	$32,469	63,000
DHR percentile rank	67%	69%	67%	65%	55%

The peer group compensation data that the Committee reviewed in the first half of 2014 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), average actual annual cash incentive compensation from 2010-2012, total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

Executive Compensation Peer Group As of July 2014

The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. During 2014 the Company evaluated the existing peer group with the assistance of F.W. Cook and concluded that, as a result of the Company’s revenue and earnings growth and the evolution of its portfolio of businesses, it was necessary to change the composition of the peer group. Using the same criteria described above with respect to the prior peer group, effective as of July 2014 the Committee revised the Company’s peer group to consist of the following companies (the “peer companies”):

3M Company	Dover Corp.	Medtronic Inc.
Abbott Laboratories	Eaton Corp.	Parker-Hannifin Corporation
Baxter International, Inc.	E. I. Du Pont De Nemours and Company	Rockwell Automation Inc.
Becton Dickinson & Co.	Emerson Electric Co.	Stryker Corporation
Boston Scientific Corporation	Honeywell International Inc.	Thermo Fisher Scientific Inc.
Covidien Ltd.[3]	Illinois Tool Works, Inc.	United Technologies Corp.

3 In January 2015, Covidien was acquired by Medtronic and therefore will not be a separate component of the peer companies from such time forward.

The Committee believes that the new peer group is more comparable to Danaher with respect to the financial metrics noted above. The table below sets forth for this peer group information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of July 31, 2014), market capitalization (as of July 31, 2014) and employee headcount (based on each company’s most recent fiscal year end as of July 31, 2014), in each case derived from the Standard & Poor’s Compustat database.

($ in millions)
	Revenue	Market capitalization	Net income (before extraordinary items and discontinued operations)	Total assets	Employees
75th percentile	$24,005	$60,985	$2,847	$41,701	83,750
Median	$15,621	$39,770	$1,667	$25,492	54,225
25th percentile	$9,587	$24,393	$991	$16,665	37,375
DHR	$19,562	$51,767	$2,642	$35,652	66,000
DHR percentile rank	62%	67%	72%	66%	67%

The peer group compensation data that the Committee reviewed in the second half of 2014 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

Stock Ownership Policies

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary and for Senior Vice Presidents, two times base salary. Once an executive officer has acquired a number of Company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan and unvested RSUs, but does not include shares subject to unexercised stock options. Each named executive officer was in compliance with the stock ownership requirements as of December 31, 2014.

Pledging Policy

In addition, Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 21, 2013), and provides that pledged shares of Danaher common stock do not count toward Danaher’s stock ownership requirements.

Hedging Policy

Danaher policy prohibits Danaher employees and directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Committee has adopted a recoupment policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team (which consists primarily of Company corporate officers) and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•	the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•	all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

In addition, both of the stock plans in which Danaher’s executive officers participate contain a provision for recovering awards upon certain circumstances. Under the terms of the Company’s 2007 Plan and the 1998 Stock Plan, no associate can exercise any outstanding equity award after such time he or she is terminated for gross misconduct. In addition, under the terms of the EDIP, if the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Regulatory Considerations

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s CEO or to any of the company’s other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers might not be deductible under Section 162(m).

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chair)

Alan G. Spoon

Walter G. Lohr, Jr.

2014 Summary Compensation Table

The following table sets forth information regarding compensation earned for 2014, 2013 and 2012 by all persons who served as President and Chief Executive Officer during the year ended December 31, 2014, as well as our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014, also known as our “named executive officers.” Mr. Culp served as President and Chief Executive Officer until September 2014, at which time Mr. Joyce was appointed President and Chief Executive Officer.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)(5)		Total ($)
Thomas P. Joyce, President and CEO	2014	$847,585	0	$2,801,483	$2,125,707	$1,900,000	$4,867	$726,634	(6)	$8,406,276
	2013	$635,000	0	$4,646,551	$2,945,689	$1,080,000	$3,854	$117,126		$9,428,220
	2012	$600,000	0	$1,530,865	$1,577,898	$1,140,000	$3,750	$111,848		$4,964,361
Daniel L. Comas, Executive Vice President and CFO	2014	$782,250	0	$4,380,064	$3,155,480	$1,306,400	$3,048	$209,487	(7)	$9,836,729
	2013	$745,000	0	$1,815,062	$1,441,128	$1,250,000	$2,442	$193,788		$5,447,420
	2012	$660,000	0	$1,785,965	$1,840,734	$1,285,000	$2,350	$258,454		$5,832,503
Mark A. Beck, Executive Vice President (8)	2014	$445,385	$1,160,000	$4,219,312	$752,584	$76,600	0	$318,288	(9)	$6,972,169
William K. Daniel II, Executive Vice President	2014	$650,000	0	$3,819,676	$2,749,225	$1,001,000	0	$80,301		$8,300,202
	2013	$625,000	0	$1,260,358	$1,000,848	$850,000	0	$77,526		$3,813,732
	2012	$600,000	0	$1,275,765	$1,314,842	$880,000	0	$74,228		$4,144,835
James A. Lico, Executive Vice President	2014	$661,500	0	$2,904,906	$2,108,025	$1,022,100	$3,212	$133,876	(10)	$6,833,619
	2013	$630,000	0	$4,545,613	$2,865,691	$940,000	$2,593	$117,126		$9,101,023
	2012	$600,000	0	$1,530,865	$1,577,898	$1,000,000	$2,476	$111,848		$4,823,087
H. Lawrence Culp, Jr., Former President and CEO	2014	$1,217,778	$2,101,918	$7,658,297	$2,208,118	0	$2,414	$515,697	(11)	$13,704,222
	2013	$1,217,778	0	$7,562,150	$6,004,119	$4,490,000	$1,930	$429,478		$19,705,455
	2012	$1,117,778	0	$7,653,255	$7,888,608	$4,525,000	$1,861	$712,226		$21,898,728

(1)	The following table sets forth the amount, if any, of salary, non-equity incentive and/or bonus compensation that each named executive officer deferred into the EDIP with respect to each of the years reported above:

Name of Officer	Amount of Salary Deferred into EDIP ($)			Amount of Non-Equity Incentive and/or Bonus Compensation Deferred into EDIP ($)
	2014	2013	2012	2014	2013	2012
Thomas P. Joyce, Jr.	$204,203	$190,500	$120,000	$475,000	$270,000	$285,000
Daniel L. Comas	-	-	-	-	-	-
Mark A. Beck	$17,307	-	-	-	-	-
William K. Daniel II	$94,975	$75,000	$72,000	-	-	-
James A. Lico	-	-	-	$100,000	$100,000	$100,000
H. Lawrence Culp, Jr.	-	-	-	$210,191	$449,000	$452,500

(2)	Mr. Beck commenced employment with the Company in 2014; for a discussion of Mr Beck’s 2014 bonus amounts, please see “Employment Agreements – Letter Agreement with Mark A. Beck.” For a discussion of Mr. Culp’s 2014 bonus amount, please see “Employment Agreements – H. Lawrence Culp, Jr. Transition Agreement.”

(3)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year. With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Danaher Common Stock on the date of grant. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Name of Officer	Date of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
Joyce	September 9, 2014	2.29%	24.80%	0.52%	8.0 years
Comas, Beck, Daniel, Lico	May 15, 2014	2.20%	21.80%	0.53%	8.0 years
Joyce, Comas, Daniel, Lico	February 24, 2014	2.38%	22.8%	0.53%	8.0 years
Culp	February 24, 2014	0.35%	21.0%	0.53%	2.0 years
Joyce, Lico	July 30, 2013	2.33%	23.4%	0.2%	8.5 years
Culp, Joyce, Comas, Daniel, Lico	February 21, 2013	1.68%	24.3%	0.2%	8.5 years
	February 23, 2012	1.70%	34.0%	0.2%	8.5 years

(4)	For each named executive officer, the amount set forth represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the December 31, 2013 plan measurement date and the December 31, 2014 plan measurement date. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2013 and December 31, 2014 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.8% for the plan measurement date of December 31, 2013 and 3.0% for the plan measurement date of December 31, 2014; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2014. We do not provide any above-market or preferential earnings on compensation that is deferred.

(5)	The following table sets forth the 401(k) and EDIP contributions the Company made to each named executive officer for 2014, which amounts are included in “All Other Compensation”:

Name	2014 Company 401(k) Contributions ($)	2014 Company EDIP Contributions ($)
Thomas P. Joyce, Jr.	$18,426	$104,775
Daniel L. Comas	$18,426	$122,925
Mark A. Beck	0	$50,652
William K. Daniel II	$18,426	$61,875
James A. Lico	$18,426	$103,950
H. Lawrence Culp, Jr.	$18,426	$274,000

(6)	Includes an aggregate of $603,433 in perquisites consisting of the following: $473,244 in relocation costs, $93,680 relating to personal use of the Company’s aircraft, plus amounts related to tax preparation and professional services, parking expenses and tickets to entertainment events. In connection with Mr. Joyce’s 2014 promotion to President and CEO, the Company provided him with relocation assistance under the relocation program that the Company makes available to management employees generally. The incremental cost to the Company of the relocation assistance is calculated based on the Company’s out-of-pocket costs for such relocation items, which included costs relating to the sale of his former residence and purchase of a new residence, temporary housing, house-hunting trips and moving expenses as well as reimbursement in the amount of $100,940 for the income taxes incurred by Mr. Joyce with respect to such relocation perquisites. The Company also purchased Mr. Joyce’s home at a price equal to the average of two independent appraisals, resulting in no incremental cost to the Company as the house was purchased at fair market value. The incremental cost to the Company of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year, net of any applicable employee reimbursement. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease or acquisition cost of the aircraft, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Joyce’s annual perquisite allowance for personal use of the Company aircraft is limited to $125,000 annually and Mr. Joyce is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000.

(7)	Includes an aggregate of $68,136 in perquisites consisting of $50,000 relating to personal use of Danaher’s aircraft, plus amounts relating to tax preparation and professional services, parking expenses and tickets to entertainment events. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 6 above. Mr. Comas’ annual perquisite allowance for personal use of the Company aircraft is limited to $50,000 annually and Mr. Comas is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $50,000.

(8)	Danaher hired Mr. Beck as Executive Vice President in April 2014.

(9)	Includes an aggregate of $267,636 in perquisites consisting of $263,356 in relocation costs in connection with Mr. Beck’s hiring as Executive Vice President in April 2014 plus amounts relating to parking expenses and tickets to entertainment events. The relocation assistance provided to Mr. Beck was generally the same as the relocation assistance provided to Mr. Joyce described in Footnote 6 above, and included reimbursement in the amount of $61,009 for the income taxes incurred by Mr. Beck with respect to such relocation perquisites, as well as the Company’s purchase of Mr. Beck’s home at a price equal to the average of two independent appraisals, resulting in no incremental cost to the Company as the house was purchased at fair market value.

(10)	Includes $11,500 in perquisites consisting of tickets to entertainment events. The incremental cost to the Company of such perquisite is calculated based on the Company’s out-of-pocket costs for such tickets.

(11)	Includes an aggregate of $223,271 in perquisites consisting of $125,000 relating to personal use of Danaher’s aircraft, $94,563 in tax preparation and professional services, and parking expenses. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 6 above. Prior to stepping down as President and Chief Executive Officer in September 2014, Mr. Culp’s annual perquisite allowance for personal use of the Company aircraft was $125,000 annually and he was required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000. The incremental cost to the Company of the tax preparation and professional services is calculated based on the Company’s out-of-pocket costs for the third party professionals that provided such services.

Grants of Plan-Based Awards for Fiscal 2014

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2014.

Name	Type of Award	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Target (#)
Thomas P. Joyce, Jr.	Annual cash incentive compensation	3/31/2014	3/31/2014	0	$1,473,875 (4)	$10,000,000	-	-	-	-
	Stock options	9/9/2014	9/9/2014	-	-	-	-	38,130 (5)	$76.57	$913,595
	Stock options	2/24/2014	2/20/2014	-	-	-	-	53,350 (5)	$76.56	$1,212,112
	Restricted stock units	9/9/2014	9/9/2014	-	-	-	15,250 (6)	-	-	$1,167,693
	Restricted stock units	2/24/2014	2/20/2014	-	-	-	21,340 (7)	-	-	$1,633,790
Daniel L. Comas	Annual cash incentive compensation	3/31/2014	3/31/2014	0	$977,813	$10,000,000	-	-	-	-
	Stock options	5/15/2014	5/12/2014	-	-	-	-	84,760 (8)	$74.97	$1,791,826
	Stock options	2/24/2014	2/20/2014	-	-	-	-	60,020 (5)	$76.56	$1,363,654
	Restricted stock units	5/15/2014	5/12/2014	-	-	-	33,905 (9)	-	-	$2,541,858
	Restricted stock units	2/24/2014	2/20/2014	-	-	-	24,010 (7)	-	-	$1,838,206
Mark A. Beck	Annual cash incentive compensation	5/6/2014	5/6/2014	-	$250,000 (10)	$250,000 (10)	-	-	-	-
	Stock options	5/15/2014	5/6/2014	-	-	-	-	35,600 (5)	$74.97	$752,584
	Restricted stock units	5/15/2014	5/6/2014	-	-	-	14,240 (11)	-	-	$1,067,573
	Restricted stock units	5/15/2014	5/6/2014	-	-	-	42,040 (9)	-	-	$3,151,739
William K. Daniel II	Annual cash incentive compensation	3/31/2014	3/31/2014	0	$812,500	$10,000,000	-	-	-	-
	Stock options	5/15/2014	5/12/2014	-	-	-	-	76,290 (8)	$74.97	$1,612,771
	Stock options	2/24/2014	2/20/2014	-	-	-	-	50,020 (5)	$76.56	$1,136,454
	Restricted stock units	5/15/2014	5/12/2014	-	-	-	30,515 (9)	-	-	$2,287,710
	Restricted stock units	2/24/2014	2/20/2014	-	-	-	20,010 (7)	-	-	$1,531,966
James A. Lico	Annual cash incentive compensation	3/31/2014	3/31/2014	0	$826,875	$10,000,000	-	-	-	-
	Stock options	5/15/2014	5/12/2014	-	-	-	-	42,380 (8)	$74.97	$895,913
	Stock options	2/24/2014	2/20/2014	-	-	-	-	53,350 (5)	$76.56	$1,212,112
	Restricted stock units	5/15/2014	5/12/2014	-	-	-	16,955 (9)	-	-	$1,271,116
	Restricted stock units	2/24/2014	2/20/2014	-	-	-	21,340 (7)	-	-	$1,633,790
H. Lawrence Culp, Jr.	Annual cash incentive compensation	3/31/2014	3/31/2014	0	$2,740,000	$10,000,000	-	-	-	-
	Stock options	2/24/2014	2/20/2014	-	-	-	-	250,070 (5)	$76.56	$2,208,118
	Restricted stock units	2/24/2014	2/20/2014	-	-	-	100,030 (7)	-	-	$7,658,297

(1)	These columns relate to 2014 cash award opportunities under Danaher’s 2007 Executive Incentive Compensation Plan.

(2)	These columns relate to awards granted under the 2007 Stock Incentive Plan, the terms of which apply to all of the equity awards described in this table. Please see “Employee Benefit Plans” for a description of the 2007 Plan.

(3)	Reflects the grant date fair value of RSU awards and stock option awards, as applicable, calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 3 to the Summary Compensation Table.

(4)	Because Mr. Joyce was promoted from Executive Vice President to President and CEO on September 9, 2014, his 2014 annual cash incentive compensation opportunity was pro rated to reflect the percentage of days in 2014 he served in each role. 69% of Mr. Joyce’s 2014 award opportunity was based on a target award percentage of 150% and a base salary rate of $825,000 per annum (yielding an annualized target award of $1,237,500), and 31% of Mr. Joyce’s 2014 award opportunity was based on a target award percentage of 200% and a base salary rate of $1,000,000 per annum (yielding an annualized target award of $2,000,000), for a composite 2014 target award of $1,473,875.

(5)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

(6)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

(7)	For a description of the vesting terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

(8)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

(9)	For a description of the vesting terms of the award, please see Footnote 9 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

(10)	Mr. Beck joined Danaher as Executive Vice President in April 2014. Mr. Beck’s 2014 award under the 2007 Executive Incentive Compensation Plan provided that if the Company were to have positive net income for the period from March 29, 2014 through December 31, 2014, his award would be $250,000, subject to the Committee’s negative discretion. Therefore, the “Target” and “Maximum” with respect to Ms. Beck’s 2014 award are the same, and there is no “Threshold” with respect to his award opportunity.

(11)	For a description of the vesting terms of the award, please see Footnote 10 to the Outstanding Equity Awards at 2014 Fiscal Year-End Table.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2014. All of the awards set forth in the table below granted on or before May 15, 2007 are governed by the terms and conditions of the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), and the awards granted after May 15, 2007 are governed by the terms and conditions of the 2007 Plan.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Thomas P. Joyce, Jr.	9/9/2014	-	38,130 (3)	$76.57	9/9/2024	-	-	-	-
	2/24/2014	-	53,350 (3)	$76.56	2/24/2024	-	-	-	-
	7/30/2013	-	75,260 (4)	$67.17	7/30/2023	-	-	-	-
	2/21/2013	-	66,130 (3)	$60.99	2/21/2023	-	-	-	-
	2/23/2012	-	71,560 (3)	$53.48	2/23/2022	-	-	-	-
	2/23/2011	-	77,420 (3)	$49.59	2/23/2021	-	-	-	-
	2/23/2010	47,640 (3)	47,640 (3)	$37.32	2/23/2020	-	-	-	-
	2/24/2009	121,140	-	$26.29	2/24/2019	-	-	-	-
	2/20/2008	109,280	-	$37.75	2/20/2018	-	-	-	-
	2/22/2007	101,200	-	$37.07	2/22/2017	-	-	-	-
	9/9/2014	-	-	-	-	-	-	15,250 (5)	$1,307,078
	2/24/2014	-	-	-	-	-	-	21,340 (6)	$1,829,051
	7/30/2013	-	-	-	-	45,155 (7)	$3,870,235	-	-
	2/21/2013	-	-	-	-	26,455 (8)	$2,267,458	-	-
	2/23/2012	-	-	-	-	28,625 (8)	$2,453,449	-	-
	2/23/2011	-	-	-	-	30,970 (8)	$2,654,439	-	-
	2/23/2010	-	-	-	-	19,056 (8)	$1,633,290	-	-
Daniel L. Comas	5/15/2014	-	84,760 (4)	$74.97	5/15/2024	-	-	-	-
	2/24/2014	-	60,020 (3)	$76.56	2/24/2024	-	-	-	-
	2/21/2013	-	74,400 (3)	$60.99	2/21/2023	-	-	-	-
	2/23/2012	-	83,480 (3)	$53.48	2/23/2022	-	-	-	-
	2/23/2011	-	90,320 (3)	$49.59	2/23/2021	-	-	-	-
	2/23/2010	47,640 (3)	47,640 (3)	$37.32	2/23/2020	-	-	-	-
	2/24/2009	121,140	-	$26.29	2/24/2019	-	-	-	-
	2/20/2008	109,280	-	$37.75	2/20/2018	-	-	-	-
	2/22/2007	101,200	-	$37.07	2/22/2017	-	-	-	-
	5/4/2005	100,000	-	$25.85	5/4/2015	-	-	-	-
	5/15/2014	-	-	-	-	-	-	33,905 (9)	$2,905,998
	2/24/2014	-	-	-	-	-	-	24,010 (6)	$2,057,897
	2/21/2013	-	-	-	-	29,760 (8)	$2,550,730	-	-
	2/23/2012	-	-	-	-	33,395 (8)	$2,862,285	-	-
	2/23/2011	-	-	-	-	36,130 (8)	$3,096,702	-	-
	2/23/2010	-	-	-	-	19,056 (8)	$1,633,290	-	-
Mark A. Beck	5/15/2014	-	35,600 (3)	$74.97	5/15/2024	-	-	-	-
	5/15/2014	-	-	-	-	-	-	14,240 (10)	$1,220,510
	5/15/2014	-	-	-	-	-	-	42,040 (9)	$3,603,248

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
William K. Daniel II	5/15/2014	-	76,290 (4)	$74.97	5/15/2024	-	-	-	-
	2/24/2014	-	50,020 (3)	$76.56	2/24/2024	-	-	-	-
	2/21/2013	-	51,670 (3)	$60.99	2/21/2023	-	-	-	-
	2/23/2012		59,630 (3)	$53.48	2/23/2022	-	-	-	-
	2/23/2011	-	64,520 (3)	$49.59	2/23/2021	-	-	-	-
	2/23/2010	38,980 (3)	38,980 (3)	$37.32	2/23/2020	-	-	-	-
	2/24/2009	99,120	-	$26.29	2/24/2019	-	-	-	-
	7/24/2008	26,140	-	$39.82	7/24/2018	-	-	-	-
	2/20/2008	39,740	-	$37.75	2/20/2018	-	-	-	-
	2/22/2007	28,400	-	$37.07	2/22/2017	-	-	-	-
	9/12/2006	30,000	-	$32.46	9/12/2016	-	-	-	-
	5/15/2014	-	-	-	-	-	-	30,515 (9)	$2,615,441
	2/24/2014	-	-	-	-	-	-	20,010 (6)	$1,715,057
	2/21/2013	-	-	-	-	20,665 (8)	$1,771,197	-	-
	2/23/2012	-	-	-	-	23,855 (8)	$2,044,612	-	-
	2/23/2011	-	-	-	-	25,810 (8)	$2,212,175	-	-
	2/23/2010	-	-	-	-	15,596 (8)	$1,336,733	-	-
James A. Lico	5/15/2014	-	42,380 (4)	$74.97	5/15/2024	-	-	-	-
	2/24/2014	-	53,350 (3)	$76.56	2/24/2024	-	-	-	-
	7/30/2013	-	75,260 (4)	$67.17	7/30/2023	-	-	-	-
	2/21/2013	-	62,000 (3)	$60.99	2/21/2023	-	-	-	-
	2/23/2012	-	71,560 (3)	$53.48	2/23/2022	-	-	-	-
	2/23/2011	-	77,420 (3)	$49.59	2/23/2021	-	-	-	-
	2/23/2010	47,640 (3)	47,640 (3)	$37.32	2/23/2020	-	-	-	-
	2/24/2009	121,140	-	$26.29	2/24/2019	-	-	-	-
	2/20/2008	109,280	-	$37.75	2/20/2018	-	-	-	-
	2/22/2007	101,200	-	$37.07	2/22/2017	-	-	-	-
	2/23/2006	98,000	-	$30.73	2/23/2016	-	-	-	-
	5/15/2014	-	-	-	-	-	-	16,955 (9)	$1,453,213
	2/24/2014	-	-	-	-	-	-	21,340 (6)	$1,829,051
	7/30/2013	-	-	-	-	45,155 (7)	$3,870,235	-	-
	2/21/2013	-	-	-	-	24,800 (8)	$2,125,608	-	-
	2/23/2012	-	-	-	-	28,625 (8)	$2,453,449	-	-
	2/23/2011	-	-	-	-	30,970 (8)	$2,654,438	-	-
	2/23/2010	-	-	-	-	19,056 (8)	$1,633,290	-	-
H. Lawrence Culp, Jr.	2/24/2014	-	250,070 (11)	$76.56	2/24/2024	-	-	-	-
	2/21/2013	-	309,970 (11)	$60.99	2/21/2023	-	-	-	-
	2/23/2012	-	357,760 (11)	$53.48	2/23/2022	-	-	-	-
	2/23/2011	-	387,080 (11)	$49.59	2/23/2021	-	-	-	-
	2/25/2010	155,904 (11)	155,904 (11)	$37.27	2/25/2020	-	-	-	-
	2/24/2009	422,800	-	$26.29	2/24/2019	-	-	-	-
	2/27/2006	859,996 (12)	-	$30.84	2/27/2016	-	-	-	-
	2/24/2014	-	-	-	-	-	-	100,030(13)	$8,573,571
	2/21/2013	-	-	-	-	123,990 (13)	$10,627,183	-	-
	2/23/2012	-	-	-	-	143,105 (13)	$12,265,530	-	-
	2/23/2011	-	-	-	-	154,835 (13)	$13,270,908	-	-
	2/25/2010	-	-	-	-	62,362 (13)	$5,345,047	-	-

(1)	With respect to the unexercisable options and unvested RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options or RSUs were a part.

(2)	Market value is calculated based on the closing price of Danaher’s Common Stock on December 31, 2014 as reported on the NYSE ($85.71 per share), times the number of shares.

(3)	Under the terms of the award, 50% of the options granted become or became exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)	Under the terms of the award, one-third of the options granted become or became exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(5)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended June 27, 2014 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”) but excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the Committee may either apply the changed accounting principle to the baseline period and the full performance period, or exclude the impact of the change in accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during the baseline period or the performance period is or becomes a discontinued operation, (b) as to which control is lost during the baseline period or the performance period, or (c) as to which the Company sells or divests its interest in the baseline period or the performance period, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, and (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits recorded in the performance period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and performance periods are excluded.

(6)

The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2013 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”) but excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any such discontinued operation or business as to which control is obtained or lost, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded.

(7)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.

(8)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.

(9)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-third of the RSUs will vest on each of the third, fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended March 28, 2014 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined in the same manner as described in Footnote 5 above.

(10)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless the performance criteria applicable to the award are also satisfied (which performance criteria are the same as the performance criteria described in Footnote 9 above).

(11)	Under the terms of the stock option awards granted to Mr. Culp from 2010 to 2014, 50% of each such grant of options became or is scheduled to become exercisable on each of the fourth and fifth anniversaries of the applicable grant date. Pursuant to the terms of Mr. Culp’s Transition Agreement, however, Mr. Culp’s employment with the Company will terminate effective March 1, 2016, and as a result all options that are unvested as of such date will terminate and all options that are vested as of such date will terminate 90 days following the termination; provided that notwithstanding the foregoing, under the Transition Agreement as of such termination date 40% of the options granted in 2013 will be deemed vested, and such stock options and all other stock options that vest in 2016 prior to the termination will remain exercisable for one year following the termination date.

(12)	In September 2011, Mr. Culp gifted these stock options to a limited liability company, the members of which are Mr. Culp and an entity controlled by Mr. Culp.

(13)	The RSU awards granted to Mr. Culp from 2010 to 2014 were granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the 2010-2013 awards have been satisfied (the performance criteria applicable to the 2014 award are set forth in Footnote 6 above and have not yet been satisfied). Under the time-based vesting provisions applicable to such awards, 50% of each such grant of RSUs is scheduled to become exercisable on each of the fourth and fifth anniversaries of the applicable grant date. Pursuant to the terms of Mr. Culp’s Transition Agreement, however, Mr. Culp’s employment with the Company will terminate effective March 1, 2016, and as a result all RSUs that are unvested as of such date will terminate; provided that notwithstanding the foregoing, under the Transition Agreement as of such termination date 40% of the RSUs granted in 2013 will be deemed vested.

Option Exercises and Stock Vested During Fiscal 2014

The following table summarizes stock option exercises and the vesting of RSU awards with respect to our named executive officers in 2014.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas P. Joyce, Jr.	50,000	$2,394,885	24,226	$1,854,743
Daniel L. Comas	50,000	$2,462,563	43,280	$3,305,705
Mark A. Beck	-	-	-	-
William K. Daniel II	-	-	28,812	$2,199,453
James A. Lico	-	-	19,054	$1,450,962
H. Lawrence Culp, Jr.	261,004	$11,424,781	146,962	$11,267,625

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2014 Pension Benefits

The table below shows as of December 31, 2014, the present value of accumulated benefits payable to each of the named executive officers under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Code. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including Messrs. Culp, Comas, Joyce and Lico) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including Messrs. Culp, Comas, Joyce and Lico) now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2014 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.0%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2014. There were no payments made to any named executive officers under the Cash Balance Plan in 2014.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$106,614
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$67,090
Mark A. Beck	-	-	-
William K. Daniel II	-	-	-
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$70,926
H. Lawrence Culp, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$53,092

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2014, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2014.

2014 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2014. For a description of the EDIP, please see “Employee Benefit Plans – Executive Deferred Incentive Program.”

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
Thomas P. Joyce, Jr.	EDIP	$474,203	$104,775	$454,529	$7,156,360
Daniel L. Comas	EDIP	$0	$122,925	$218,490	$2,243,881
Mark A. Beck	EDIP	$17,307	$50,652	$9,205	$77,165
William K. Daniel II	EDIP	$94,975	$61,875	$128,268	$1,481,917
James A. Lico	EDIP	$100,000	$103,950	$385,922	$4,516,381
H. Lawrence Culp, Jr.	EDIP	$449,000	$274,000	$1,537,601	$23,462,907

(1)	Consists of contributions to the EDIP of the following amounts reported in the Summary Compensation Table:

Name	2014 Salary	Non-Equity Incentive Plan or Bonus Compensation Earned With Respect to 2013 but Deferred in 2014
Thomas P. Joyce, Jr.	$204,203	$270,000
Daniel L. Comas	-	-
Mark A. Beck	$17,307	-
William K. Daniel II	$94,975	-
James A. Lico	-	$100,000
H. Lawrence Culp, Jr.	-	$449,000

(2)	The amounts set forth in this column are included as 2014 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. For a description of the EDIP earnings rates, please see “Employee Benefit Plans – Executive Deferred Incentive Program.” The table below shows each earnings option that was available under the EDIP as of December 31, 2014 and the rate of return for each such option for the calendar year ended December 31, 2014 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP Investment Option	Rate of Return from January 1, 2014 through December 31, 2014 (%)	EDIP Investment Option	Rate of Return from January 1, 2014 through December 31, 2014 (%)
Fidelity Institutional Money Market Fund – Class I	0.05	Fidelity Low-Priced Stock Fund (K Share Class)	7.75
LifePath Index 2020 Non-Lendable Fund G	5.45	T. Rowe Price Large Cap Core Growth	9.63
LifePath Index 2025 Non-Lendable Fund G	5.68	Vanguard Total International Stock Index Fund	-4.15
LifePath Index 2030 Non-Lendable Fund G	5.86	Fidelity Strategic Real Return Fund
LifePath Index 2035 Non-Lendable Fund G	6.03	Fidelity Equity Income Fund – Class K	8.81
LifePath Index 2040 Non-Lendable Fund G	6.16	Dodge & Cox International Stock Fund	0.08
LifePath Index 2045 Non-Lendable Fund G	6.28	Fidelity Managed Income Portfolio II – Class 3	1.41
LifePath Index 2050 Non-Lendable Fund G	6.40	Vanguard Total Bond Market Index	5.90
LifePath Index 2055 Non-Lendable Fund G	6.48	Fidelity Spartan 500 Index Fund – Institutional Class	13.66
LifePath Index Retirement Non-Lendable Fund G	5.11	Fidelity Spartan Extended Market Index Fund – Advantage Class	7.71
Danaher Stock Fund	11.50	PIMCO Total Return Fund – Institutional Class	4.69
Cohen & Steers Realty Shares Fund	30.18	PIMCO All Asset Fund Institutional Class	0.80
Fidelity Freedom 2005 Fund	4.50	Fidelity Freedom 2025 Fund	5.63
Fidelity Freedom 2035 Fund	5.75	Fidelity Freedom 2045 Fund	5.79
Fidelity Freedom 2050 Fund	5.78	Fidelity Freedom 2055 Fund	5.99
Fidelity Strategic Real Return Fund	1.13

(4)	The table below indicates for each named executive officer how much of the EDIP balance set forth in this column has been reported as compensation in the Summary Compensation Table with respect to 2006 and subsequent years:

Name	Amount included in “Aggregate Balance at Last FYE” column that has been reported as compensation in Summary Compensation Table in 2006 and subsequent years ($)
Thomas P. Joyce, Jr.	$3,364,916
Daniel L. Comas	$770,413
Mark A. Beck	$67,959
William K. Daniel II	$763,908
James A. Lico	$1,538,391
H. Lawrence Culp, Jr.	$7,299,253

Potential Payments Upon Termination or Change-of-Control as of 2014 Fiscal Year-End

The following table describes the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2014. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2014 ($85.71 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions, (2) receive accrued, vested balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after termination for gross misconduct). The terms of the Cash Balance Plan, the EDIP, the 2007 Plan and the 1998 Plan are described under “Employee Benefit Plans.”

Named Executive Officer	Benefit	Termination/Change-of-Control Event (1)
		Termination of executive without cause (or for Mr. Culp only, termination for disability or termination by executive for good reason)	Death of executive
Thomas P. Joyce, Jr.	Value of unvested stock options that would be accelerated (2) (3)	$6,747,216	$11,274,804
	Value of unvested RSUs that would be accelerated (2) (3)	$7,314,877	$9,425,474
	Benefits continuation (4)	$15,069	-
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (3)	$3,280,000	-
	Total:	$17,357,162	$20,700,278

Daniel L. Comas	Value of unvested stock options that would be accelerated (2)	-	$11,556,891
	Value of unvested RSUs that would be accelerated (2)	-	$8,617,071
	Benefits continuation (4)	$15,069	-
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (5)	$782,250	-
	Total:	$797,319	$20,173,962

Mark A. Beck	Value of unvested stock options that would be accelerated (2)	-	$382,344
	Value of unvested RSUs that would be accelerated (2)	-	$1,215,464
	Benefits continuation (4)	$15,069	-
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (5)	$600,000	-
	Value of unvested EDIP balance that would be accelerated (6)	-	$59,317
	Total:	$615,069	$1,657,125

William K. Daniel II	Value of unvested stock options that would be accelerated (2)	-	$8,692,899
	Value of unvested RSUs that would be accelerated (2)	-	$6,479,207
	Benefits continuation (4)	$15,069	-
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (5)	$650,000	-
	Value of unvested EDIP balance that would be accelerated (6)	-	$531,669
	Total:	$665,069	$15,703,775

James A. Lico	Value of unvested stock options that would be accelerated (2)	-	$11,279,363
	Value of unvested RSUs that would be accelerated (2)	-	$9,394,521
	Benefits continuation (4)	$15,069	-
	Cash payments under Proprietary Interest Agreement and/or Senior Leader Severance Pay Plan (5)	$661,500	-
	Total:	$676,569	$20,673,884

H. Lawrence Culp, Jr.	Value of unvested stock options that would be accelerated (2) (7)	$30,363,606	$43,014,523
	Value of unvested RSUs that would be accelerated (2) (7)	$28,999,593	$46,233,113
	Benefits continuation (7)	$30,138
	Cash payments under Transition Agreement (7)	$8,524,446	-
	Total:	$67,917,783(8)	$89,247,636(8)

The values reflected in the table above relating to the acceleration of stock options and RSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2014.

(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and under the 2007 Plan, respectively, please see “-Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested RSUs or stock options held by the named executive officers. If a change-of-control had occurred as of December 31, 2014 and Danaher’s Board had allowed the unvested RSUs and stock options held by the named executive officers to accelerate, the intrinsic value of the stock options and RSUs held by these officers that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Joyce, $11,274,804; Mr. Comas, $11,556,891; Mr. Beck, $382,344; Mr. Daniel, $8,692,899; Mr. Lico, $11,279,363; and Mr. Culp, $43,014,523. RSUs: Mr. Joyce, $16,014,999; Mr. Comas, $15,106,902; Mr. Beck, $4,823,759; Mr. Daniel, $11,695,215; Mr. Lico, $16,019,285; and Mr. Culp, $50,082,239.

(2)	The terms of the 2007 Plan provide for accelerated vesting of a participant’s stock options and certain of a participant’s RSUs if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “– Employee Benefit Plans.”

(3)	Under the terms of the Proprietary Interest Agreement that Mr. Joyce has entered into with Danaher, upon a termination without cause Mr. Joyce would be entitled to (a) pro-rated acceleration of the time-based vesting of his outstanding equity awards, and (b) certain cash payments. For a summary of the provisions relating thereto (and a summary of the agreement provisions relating to noncompetition and other post-closing covenants), please see “– Employment Agreements.”

(4)	Please see “– Employee Benefit Plans – Senior Leader Severance Pay Plan” for a description of the severance benefits each officer would be entitled to under Danaher’s Senior Leader Severance Pay Plan.

(5)	Please see “– Employment Agreements” and “– Employee Benefit Plans – Senior Leader Severance Pay Plan” for a description of the cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the noncompetition and other post-closing covenants each officer has agreed to. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(6)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

(7)

Under the terms of the Transition Agreement that Mr. Culp has entered into with Danaher, upon a termination without cause (including termination for disability) or termination for good reason as of December 31, 2014, Mr. Culp would have received (a) an amount equal to twice the sum of (x) his then-current base salary and (y) the Average Bonus Amount (as defined below), paid out over twenty-four months according to the normal payroll cycle, (b) health and welfare benefits continuation for himself and his family for twenty-four months following the termination, (c) the pro-rated vesting benefit and exercise extension benefit (each as defined below under “Employment Agreements – H. Lawrence Culp, Jr. Transition Agreement”), and (d) acceleration of the time-based vesting of his other outstanding equity awards that would have vested according to their terms if his employment had continued through March 1, 2016. Please see “Employment Agreements – H. Lawrence Culp, Jr. Transition Agreement” for a description of the benefits Mr. Culp would have received if his employment ended on December 31, 2014 due to his death as well as a summary of Mr. Culp’s post-employment restrictive covenants.

(8)	Under the terms of the Transition Agreement, (a) if a termination without cause (including termination for disability) or termination for good reason had occurred with respect to Mr. Culp as of March 9, 2015 (the record date for the 2015 Annual Meeting), the aggregate payments and other value Mr. Culp would have received would have been $34,310,370 ($16,009,584 in stock option vesting acceleration, $17,094,631 in RSU vesting acceleration, $15,069 in benefits continuation and $1,191,086 in cash payments), and (b) in case of death as of March 9, 2015, the aggregate value Mr. Culp would have received would have been $63,298,686 ($28,894,177 in stock option vesting acceleration and $34,404,509 in RSU vesting acceleration). The primary reason for the decline in values in the event of a termination event as of March 9, 2015 as compared to December 31, 2014 is that per the terms of the Transition Agreement, fewer unvested stock options and RSUs would have had their vesting accelerated in the event of a termination as of such later date.

Employment Agreements

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Joyce, Comas, Beck, Daniel and Lico under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (each, a “Proprietary Interest Agreement”). Except as set forth below with respect to Mr. Joyce and Mr. Beck, the terms of the agreements to which each such named executive officer is a party are substantially the same. During and after the officer’s employment with us, the officer is prohibited from disclosing or improperly using any of our confidential information, subject to certain customary exceptions, and from making any disparaging comments about us. During the officer’s employment with us and for one year (two years with respect to subsection (c) below) after such employment ends, the agreement prohibits the officer from directly or indirectly (a) competing with us; (b) selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise, (c) hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; (d) interfering with our vendor relationships; or (e) developing competing products or services. Each officer also agrees that with limited exceptions all intellectual property that the officer develops in connection with the officer’s employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Under the Proprietary Interest Agreements (except for Mr. Beck’s agreement, which provides for no cash consideration), if we terminate the officer’s employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months’ salary if the officer signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in the officer’s absence from work on a full-time basis for twelve consecutive months.

In connection with Mr. Joyce’s promotion to President and CEO in September 2014, we amended Mr. Joyce’s Proprietary Interest Agreement as of September 14, 2014, to provide that if Danaher terminates Mr. Joyce’s employment without cause, in addition to the 12 months of base salary already provided for under the agreement and as additional consideration for Mr. Joyce’s obligations under the agreement, Danaher will (1) pay him an amount equal to the average of the annual cash incentive compensation awards paid to him with respect to the three most recent, completed calendar years prior to the date of termination (the “Three-Year Average Annual Bonus”), (2) pay him a prorated portion of the Three- Year Average Annual Bonus (capped at 250% of his annual base salary rate as of the termination date), based on the number of days he is employed by Danaher in the year of termination divided by 365, and (3) accelerate the time-based vesting applicable to his outstanding equity awards on a pro rata basis based on the number of days between the grant date and termination date divided by the total number of days in the original vesting term of the award. All other provisions of Mr. Joyce’s Proprietary Interest Agreement remain the same.

H. Lawrence Culp, Jr. Transition Agreement

We entered into a Transition Agreement with Mr. Culp, dated as of April 16, 2014, that supersedes the terms of the employment agreement we had previously entered into with Mr. Culp (except for the employment agreement provisions relating to confidentiality and expenses and (while he continued as President and CEO), compensation, duties and place of performance). Pursuant to the Transition Agreement, following Mr. Culp’s retirement as President and CEO and from the Board in September 2014, his employment is continuing in a non-executive officer capacity as senior advisor through March 1, 2016 to assist in the Company’s leadership transition. Mr. Culp’s annual base salary and health and welfare benefits during the continued employment period continue unchanged and upon his departure from the Company on March 1, 2016, 40% of the RSUs and stock options granted to him on February 21, 2013 will be deemed vested (the “pro-rated vesting benefit”) and such stock options as well as his outstanding stock options that vest in February 2016 will remain exercisable for one year following his departure (the “exercise extension benefit”). All other equity awards will vest only to the extent provided in their original terms, and no additional compensation is payable other than accrued and deferred compensation. In addition, under the terms of the agreement Mr. Culp did not receive annual cash incentive compensation for 2014 but received an amount equal to his average bonus payments for 2011-2013 (capped at 250% of his 2014 salary) (the “Average Bonus Amount”) pro-rated based on the number of days in 2014 he served as President and CEO. If Mr. Culp is terminated without cause (including for disability) or terminates his employment for good reason prior to March 1, 2016, his salary and health and welfare benefits will continue through March 1, 2016 and his outstanding equity awards that would have vested according to their terms had his employment continued through March 1, 2016 will vest and he will receive the pro-rated vesting benefit and exercise extension benefit. In addition, if Mr. Culp’s employment ends due to his death, his family’s health and welfare benefits will continue for two years, his estate will receive the pro-rated vesting benefit and he will receive the benefits provided for under the 2007 Stock Incentive Plan, provided that any proration of vesting pursuant to such plan will be determined as if his employment had continued through March 1, 2016. In consideration of these benefits, the agreement includes customary post-employment restrictive covenants, releases and waiver of claims provisions.

Letter Agreement with Mark A. Beck

Danaher entered into a letter agreement with Mr. Beck on March 5, 2014 in connection with his hiring as Executive Vice President. Pursuant to the letter agreement, Mr. Beck’s employment is on an at-will basis and he is entitled to:

•	an annual base salary of $600,000 (subject to periodic review), payable in accordance with the Company’s usual payroll practices;

•	a guaranteed bonus of $660,000 for 2014, payable within 60 days of the end of the year and subject to Mr. Beck remaining actively employed with the Company through the date of payment;

•	beginning in 2015, participate in Danaher’s annual cash incentive compensation program for executive officers, with a target bonus percentage equal to 110% of his annual base salary (subject to periodic review);

•	a “new hire” grant of RSUs with a target award value of $3.1 million, with vesting 1/3 per year on each of the first three anniversaries of the grant date (subject to continued employment in each case);

•	a 2014 annual equity compensation grant split evenly between RSUs and stock options with an aggregate target award value of $2.1 million, with one-half of such RSUs and stock options vesting on each of the fourth and fifth anniversaries of the grant date (subject to continued employment in each case);

•	a cash signing bonus of $1 million, with $500,000 of such amount paid following his commencement of employment and $250,000 payable following each of the first and second anniversaries of his commencement of employment (subject in each case to continued employment);

•	participate in the Company’s Executive Deferred Incentive Program and in the employee benefit plans that the Company maintains for exempt employees generally, as well as tax and financial planning advice and relocation benefits; and

•	participate in the Company’s Senior Leaders Severance Pay Plan, provided that the amount of severance he is eligible for under such plan is equal to the product of (1) his annual base salary at the time of termination and (2) the sum of 1 plus his target bonus percentage under the Company’s annual cash incentive compensation plan as of the time of termination.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

Employee Benefit Plans

Following is a description of the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

2007 Stock Incentive Plan

General. The Compensation Committee of the Board of Directors of Danaher (the “Administrator”) administers the 2007 Plan and the 1998 Plan (described below). The following awards may be granted under the 2007 Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards (including PSUs), as such terms are defined in the 2007 Plan (collectively, all such awards are referred to as “awards”).

Award Limits. No more than 18,500,000 of the 62,000,000 shares authorized under the 2007 Plan may be granted in any form other than stock options or SARs. In the case of any award intended to comply with Section 162(m), in any calendar year, no employee or director may be granted options or SARs under the 2007 Plan with respect to more than 3 million shares of Danaher Common Stock, or other awards that in the aggregate cover the cash value equivalent of more than 3 million shares of Common Stock (measured as of the date of grant, less $0.01 par value per share of Common Stock).

Adjustments. Upon any change in Danaher’s capitalization such as a Common Stock dividend or stock split, the Administrator will make a proportionate and appropriate adjustment to the number of shares underlying outstanding awards as well as the number of shares reserved for issuance under the 2007 Plan (including the limits regarding the number of shares available for awards granted in any form other than options or SARs) and the number and type of shares specified as the annual per-participant limitation for purposes of Section 162(m).

Performance Rules. Awards under the 2007 Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m). Under the 2007 Plan, an award that is designed to comply with Section 162(m) will be based exclusively on one of, or a combination of, the following performance-based criteria, which may be based on the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, platform, division, operating unit and/or other business unit results (subject to the Committee’s exercise of negative discretion): earnings per share (on a fully diluted or other basis); stock price targets or stock price maintenance; total shareholder return; return on capital, return on invested capital or return on equity; pretax or after tax net income; working capital; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization (EBITDA); operating income; free cash flow; cash flow; revenue or core revenue (core revenue may also be referred to as “revenue from existing businesses” or “organic revenue”); gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement; and/or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures. The Administrator may express each performance objective in absolute and/or relative terms or ratios, based on or using comparisons with internal targets, past performance of Danaher (including the past performance of one or more subsidiaries, platforms, divisions, operating units and/or other business units) and/or the past or current performance of unrelated companies. Without limiting the above, in the case of earnings-based measures, performance objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity, shares outstanding, assets and/or net assets.

For awards subject to Section 162(m), the measures used in setting performance goals are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period (or that occurred during any period that the performance period is being compared to) and the cumulative effect thereof (the Administrator may (as specified by the Administrator within the Applicable Period) either apply the changed accounting principle to all periods referenced in the award, or exclude the changed accounting principle from all periods referenced in the award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits identified in the performance period (or during any period the performance period is being compared to), and (8) other objective income, expense, asset, liability and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee no later than the earlier of the 90th day of the performance period or the date on which 25% of the performance period has been completed (the “Applicable Period”); provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the performance period and any period that the performance period is being compared to are excluded; and provided further, that the Administrator in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs from GAAP described in subsections (1) through (7) above shall not be excluded from the measures used to determine the performance objectives for a particular period or shall be modified. In addition, any award that is intended to comply with Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been met. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. The Administrator may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Termination of Employment. Under the current terms of the 2007 Plan, unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death or disability;
•	the time of termination, if the participant’s employment is terminated for gross misconduct;
•	for recipients employed outside the European Economic Area as of the date of grant, five years after termination if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65) (“normal retirement”), or (2) before reaching age 65, if the Administrator determines that the termination constitutes an “early retirement” (and in addition, upon normal retirement or early retirement any unvested options or SARs held by the participant at the retirement date will continue to vest until the earlier of expiration of the award’s term or the fifth anniversary of the retirement); or
•	90 days following the termination date, in all other situations.

The Administrator has the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant.

In addition, under the following circumstances certain vesting provisions applicable to awards granted under the 2007 Plan will accelerate.

•	Death.Upon termination of a participant’s employment or service due to death (1) all outstanding stock options granted under the 2007 Plan become fully vested, and (2) the vesting of a portion of his or her outstanding RSUs is accelerated as of the date of death (with such portion determined on a pro-rata basis for each part of an award with a separate vesting period, by reference to the number of years between the date the RSUs were granted (with any partial year counting as a full year) and the date of death divided by the number of years in the vesting period).

•	Early retirement.Unless otherwise provided by the Administrator, in the event the Administrator grants “early retirement” treatment with respect to all or a specified portion of a participant’s outstanding awards, the time-based vesting of any portion of any RSUs or restricted stock included in such award and scheduled to vest during the five-year period immediately following the retirement date is accelerated (and any such awards that are subject to performance-based vesting criteria that remain unsatisfied as of the date of any such retirement will remain outstanding until the earlier of expiration of the award’s term or the fifth anniversary of the retirement, to determine whether such criteria become satisfied), and the balance of such RSU or restricted stock grant terminates as of the retirement date.

For a description of the treatment of PSUs upon termination of employment, please refer to “Compensation Discussion and Analysis.”

Corporate Changes. As defined in the 2007 Plan, a substantial corporate change includes the consummation of (i) Danaher’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Danaher is not the surviving entity (unless the voting securities of Danaher outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Danaher’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Danaher survives) that results in any person or entity (other than any affiliate of Danaher as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Danaher. Upon a substantial corporate change, the 2007 Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a substantial corporate change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of Common Stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Amendment or Termination. The Board may amend, suspend or terminate the 2007 Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the 2007 Plan or any award made under the 2007 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award, provided however, that the Board reserves the right to unilaterally alter or modify the Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. In addition, all awards granted under the 2007 Plan are subject to the Company’s recoupment policy as it exists from time to time, if and to the extent the policy applies according to its terms as well as any recoupment terms required by applicable law. Unless the Board extends the Plan’s term, the Administrator may not grant Awards under the Plan after May 15, 2020.

1998 Stock Option Plan

No further awards may be issued under the 1998 Plan but previously-awarded stock options remain outstanding under the plan. The provisions of the 1998 Plan relating to adjustments upon a change in capitalization, corporate changes, treatment of awards upon termination of employment and plan amendments/terminations are substantially similar to the comparable provisions in the 2007 Plan.

2007 Executive Incentive Compensation Plan

Danaher Corporation’s 2007 Executive Incentive Compensation Plan (the “Cash Incentive Plan”) governs non-equity incentive compensation awards granted to Danaher’s executive officers. Each year, the Compensation Committee establishes the performance goals and related terms and conditions of awards under the Cash Incentive Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). Awards are earned under the plan for a given performance period only if Danaher has positive net income for the period, as determined according to GAAP. If Danaher has positive net income for the performance period, the award amount payable to a participant for the performance period equals the lesser of (1) ten million dollars ($10,000,000) or (2) the amount earned pursuant to the performance goals and other award terms and conditions set by the Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Committee may determine. The performance goals are based on any one of, or a combination of, the performance-based criteria described in the Cash Incentive Plan, which are the same as the 2007 Stock Incentive Plan performance criteria described in “– 2007 Stock Incentive Plan.” The measures used in setting performance goals are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to any of the GAAP carve-outs described in the Cash Incentive Plan (which are the same as the 2007 Stock Incentive Plan GAAP carve-outs described in “– 2007 Stock Incentive Plan”); provided that the Committee in its sole discretion and within the applicable period may determine that any or all of such GAAP carve-outs shall not be excluded from the measures used to determine the performance objectives for a particular period or shall be modified, and/or within the applicable period may determine to exclude other items from such measures for such performance period. Within the applicable period, the Committee may also adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability or other events or situations deemed by the Committee to constitute an appropriate exception to attainment of any performance goal for purposes of the applicable regulations. After the end of the performance period, the Committee certifies whether the positive net income requirement has been satisfied and the extent to which the performance goals for the performance period have been attained. Any awards payable under the plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

2014 Performance Formula. As described in “– Compensation Discussion and Analysis,” for 2014 the Committee modified the annual performance formula used to grant awards under the Cash Incentive Plan to each executive officer other than Mr. Culp (who per the terms of his Transition Agreement did not receive a 2014 cash incentive compensation award), Mr. Beck (who joined the Company in April 2014 and was subject to a different 2014 performance formula as described below) and Messrs. Steven Rales and Mitchell Rales (who do not participate in the Plan). The Plan’s requirement that Danaher achieve positive net income for the performance period in order for any awards to be paid, remains unchanged. Under the revised formula, the Committee assigned each officer a target bonus percentage representing a percentage of the officer’s base salary as of March 31, 2014. Subject to Danaher’s achievement of positive net income for the year, each named executive officer would be eligible for a bonus equal to the target bonus amount multiplied by the Composite Payout Percentage (which is the sum of the Company Payout Percentage (weighted 60%) and the Personal Payout Percentage (weighted 40%)), subject to the Committee’s exercise of discretion. The Company Payout Percentage is based on Company performance against three objective metrics: 2014 Adjusted EPS4 (weighted 70%); 2014 free cash flow-to-adjusted net income ratio, or Free Cash Flow Ratio5 (weighted 20%); and 2014 return on

4 “Adjusted EPS” means fully diluted earnings per share for the year ended December 31, 2014 as determined pursuant to GAAP, but excluding the Adjustment Items. The Adjustment Items are defined as (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period (the Committee may either apply the changed accounting principle to the full performance period, or exclude the impact of the change in accounting principle from the full performance period ), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that is or during 2014 becomes a discontinued operation, (b) as to which control is obtained or lost in 2014 or (c) as to which the Company sells or divests its interest in 2014, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (v) all gains and charges associated with any business as to which the Company acquired a whole or partial interest during 2014 (related to such interest), and (7) the impact of any discrete income tax charges or benefits recorded in the performance period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the performance period are excluded.

5 “Free Cash Flow Ratio” is defined as (A) the Company’s GAAP operating cash flow from continuing operations for the year ended December 31, 2014, less 2014 purchases of property, plant and equipment from continuing operations; but excluding the cash flow impact of any item that is excluded from Adjusted Net Income as a result of the Adjustment Items, divided by (B) the Company’s GAAP net income for the year ended December 31, 2014 but excluding the Adjustment Items (“Adjusted Net Income”).

invested capital, or ROIC6 (weighted 10%). For additional details regarding the 2014 performance formula under the Cash Incentive Plan, please see “– Compensation Discussion and Analysis.” The amounts actually awarded to each named executive officer for 2014 are set forth in “– Summary Compensation Table.”

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program, or EDIP, is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. Each EDIP participant may elect to defer into the program up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are the same as the investment alternatives offered under our 401(k) Plan (except for a real estate mutual fund that is offered under the EDIP and not under the 401(k) Plan, and except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. In addition, as of January 1 of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•	a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher Common Stock investment alternative applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant vests in the amounts that Danaher credits to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•	If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

6 ROIC is defined as the quotient of (A) the Company’s Adjusted Net Income for the year ended December 31, 2014, divided by (B) the average of the quarter-end balances for each fiscal quarter of 2014 of (a) the sum of (i) the Company’s GAAP total stockholders’ equity and (ii) the Company’s GAAP total short-term and long-term debt; less (b) the Company’s GAAP cash and cash equivalents; but excluding in all cases the impact of (1) any business as to which the Company acquired, sold, divested or obtained or lost control of an interest after December 31, 2013 (related to the interest acquired, sold, divested or as to which control was obtained or lost), and (2) all Adjustment Items.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant that is not 100% vested in the Danaher contributions that have been made to his or her account receives his or her vested EDIP account balance in a lump sum six months following termination from the EDIP. A participant that is 100% vested in the Danaher contributions that have been made to his or her account may generally elect to receive distributions from his or her EDIP account in either a lump sum or annual installments over two, five or ten years (with payments beginning as early as immediately after termination for amounts vested as of December 31, 2004, or 6 months, 1 year or 2 years following termination, at the participant’s election, for other vested amounts). Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock; provided that all balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement. Notwithstanding the above description, under the letter agreement Danaher entered into with Mr. Beck as of March 5, 2014, the amount of severance he is eligible for under the Senior Leader Severance Pay Plan is equal to the product of (1) his annual base salary at the time of termination and (2) the sum of 1 plus his target bonus percentage under the Company’s annual cash incentive compensation plan as of the time of termination.

Under the plan, “cause” is defined as (i) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (ii) the employee’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (iii) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (iv) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Standards of Conduct as amended from time to time; (v) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (vi) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (vii) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

DIRECTOR COMPENSATION

Summary of Director Compensation

Each non-management director receives:

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service.

•	If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

•	An annual equity award with a target award value of $140,000, divided equally between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board.

•	Reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of the Audit Committee receives an annual cash retainer of $25,000, the chair of the Compensation Committee receives an annual cash retainer of $20,000, the chair of the Nominating and Governance Committee receives an annual cash retainer of $15,000 and the lead independent director receives an annual cash retainer of $15,000, in each case paid in four, equal installments following each quarter of service.

Each non-management director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Stock Incentive Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual cash retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs held by the director, shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher Common Stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options. Each Danaher director is in compliance with the policy. In addition, Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 21, 2013), and provides that pledged shares of Danaher common stock do not count toward Danaher’s stock ownership requirements. Danaher policy also prohibits Danaher directors and employees from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to the non-management directors for the year ended December 31, 2014. Each of Steven Rales, Mitchell Rales and Thomas P. Joyce, Jr. serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director (and H. Lawrence Culp, Jr. served as a director and executive officer of Danaher during 2014 but did not receive any additional compensation for services provided as a director). Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2014 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Donald J. Ehrlich (2)	$161,000	$68,207	$49,968	$279,175
Linda Hefner Filler (2)	$115,000	$68,207	$49,968	$233,175
Teri List-Stoll (2)	$112,000	$68,207	$49,968	$230,175
Walter G. Lohr, Jr. (2)	$118,000	$68,207	$49,968	$236,175
John T. Schwieters (2)	$141,000	$68,207	$49,968	$259,175
Alan G. Spoon (2)(3)	0	$194,207	$49,968	$244,175
Elias A. Zerhouni, M.D. (2)(3)	0	$174,207	$49,968	$224,175

(1)	The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the award, times the closing price of the Danaher Common Stock on the date of grant. With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): an 8.0 year option life, a risk-free interest rate of 2.31%; a stock price volatility rate of 22.1%; and a dividend yield of 0.51% per share.

(2)	The table below sets forth as to each non-management director the aggregate number of RSUs and aggregate number of stock options outstanding as of December 31, 2014. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

Name of Director	Aggregate Number of Danaher Stock Options Owned as of December 31, 2014	Aggregate Number of Danaher RSUs Owned as of December 31, 2014
Donald J. Ehrlich	59,910	885
Linda Hefner Filler	49,700	885
Teri List-Stoll	8,290	885
Walter G. Lohr, Jr.	59,910	885
John T. Schwieters	59,910	885
Alan G. Spoon	35,910	885
Elias A. Zerhouni, M.D.	19,910	885

(3)	Each of Mr. Spoon and Dr. Zerhouni deferred 100% of his 2014 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals, Mr. Spoon received a total of 1,602 phantom shares with respect to his 2014 fees and Dr. Zerhouni received a total of 1,359 phantom shares with respect to his 2014 fees. Since these phantom shares are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2014.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders (2)	26,430,619 (3)	$48.94	(4)	25,843,154	(5)
Equity compensation plans not approved by security holders	-	-		-
Total	26,430,619 (3)	$48.94	(4)	25,843,154	(5)

(1)	Table does not include 25,482 shares of Danaher Common Stock issuable pursuant to outstanding stock options granted under the Tektronix 2005 Stock Plan, which Danaher assumed in connection with the acquisition of Tektronix, Inc. in 2007. No further awards may be granted under the plan. As of December 31, 2014, the stock options outstanding under this plan had a weighted average exercise price of $30.48 per share.

(2)	Consists of the 2007 Plan (including the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan), 1998 Plan and the EDIP. No additional awards are issuable under the 1998 Plan.

(3)	Consists of 24,255,735 shares attributable to the 2007 Plan and 1998 Stock Plan, in the aggregate, and 2,174,884 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock (except that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2014 would be distributed in Danaher Common Stock.

(4)	The RSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(5)	Consists of 25,072,233 shares available for future issuance under the 2007 Plan and 770,921 shares available for future issuance under the EDIP. See “– 2007 Stock Incentive Plan” for a description of the types of awards issuable under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act.

Relationships and Transactions

Certain affiliates of FMR Corp., which beneficially owns more than 5% of Danaher’s Common Stock, provide services to us in connection with the administration of our stock plans (including the Non-Employee Directors’ Deferred Compensation Plan), Savings Plans and EDIP. We paid these entities an aggregate of approximately $255,144 for these services for 2014. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock and certain other accounts included in our Savings Plans and receives fees from plan participants for these services, and FMR Corp. and its affiliates also receive investment management fees from each Fidelity mutual fund offered under the Savings Plans based on a percentage of the plan assets invested in such mutual fund.

For their service as executive officers, each of Steven Rales and Mitchell Rales received a salary of $419,000 and 401(k) Plan contributions of $18,426 during 2014 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. In 2014, Danaher provided tax and accounting services to the Rales’ valued at approximately $215,000 in the form of one full-time employee (plus health and welfare benefits for the employee), allowed the Rales’ to make personal use of designated Danaher office space valued at approximately $440,000 and provided Mr. Steven Rales with parking valued at $3,700. The Rales’ do not receive annual cash incentive compensation or equity awards. Separately, in 2014, Steven Rales and Mitchell Rales paid Danaher approximately $60,000 for providing benefits for, and as reimbursement for paying a portion of the salaries of, two persons who provide services to the Rales’.

Steven Rales and Mitchell Rales collectively own more than 10% of the equity of Colfax Corporation, a publicly traded manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services. Certain of our subsidiaries sell products to, or purchase products from, Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2014, our subsidiaries sold approximately $585,000 of products to, and purchased approximately $45,000 of products from, Colfax, which in each case is less than .02% of Colfax’s, and of Danaher’s, revenues for 2014. Our subsidiaries intend to sell products to and purchase products from Colfax in the future in the ordinary course of their businesses and on an arms’-length basis.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement with Joust Capital II, LLC (“Joust II”) and a substantially identical agreement with Joust Capital III, LLC (“Joust III” and together with Joust II, the “Joust entities”). Joust II is owned by Mitchell Rales and Joust III is owned by Steven Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned by each of the Joust entities in like manner to the management services provided by FJ900 for Danaher’s aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2014, the Joust entities paid FJ900 approximately $2.15 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. Each management agreement may be terminated by any party upon 30 days’ notice.

In addition, Danaher is party to substantially identical airplane interchange agreements with each of the Joust entities with respect to each respective aircraft owned by Danaher and by each of the Joust entities. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the respective Danaher aircraft to the Joust entity, in each case on a non-exclusive, equal time basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2014, the incremental value of the use of the Joust aircraft by Danaher, net of the incremental value of the use of the Danaher aircraft by the Joust entities, was approximately $60,000. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements may be terminated by either party upon 10 days’ notice.

Mr. Joyce’s brother, Robert Joyce, has served in a variety of general management positions since joining Danaher in 1993. For 2014, Robert Joyce received total cash compensation of approximately $630,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2015 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2015.

Audit Fees and All Other Fees

The following table sets forth the fees for audit, audit related, tax and other services rendered by Ernst & Young LLP to Danaher for fiscal 2014 and 2013.

	Twelve months ended December 31, 2014	Twelve months ended December 31, 2013
Audit Fees. Fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, statutory audits, audit of captive insurance company, consents, review of documents filed with the SEC and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$19,549,000	$18,113,160
Audit-Related Fees. Fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above, including audits of entities not otherwise required in connection with statutory or regulatory filings and employee benefit plan audits.	$1,606,345	$477,820
Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. (1)	$7,452,363	$5,363,220
All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	$0	$0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve months ended December 31, 2014	Twelve months ended December 31, 2013
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$4,181,863	$4,733,720
Tax Consulting. Includes tax consulting services rendered by Ernst & Young LLP, including assistance related to tax planning.	$3,270,500	$629,500

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining such firm’s independence and has concluded that such services do not impair their independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by the independent registered public accounting firm. Each year, the Committee approves the independent registered public accounting firm’s retention to audit Danaher’s financial statements before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent registered public accounting firm and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s internal control over financial reporting, Danaher’s compliance with legal and regulatory requirements, the qualifications, independence and performance of Danaher’s independent auditors, the performance of Danaher’s internal audit function, Danaher’s risk assessment and risk management policies and Danaher’s swaps and derivatives transactions and related policies and procedures.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Danaher’s financial statements. The Audit Committee has appointed Ernst & Young LLP as Danaher’s independent registered public accounting firm for fiscal 2015. Ernst & Young has been retained as Danaher’s independent registered public accounting firm continuously since 2002. The Audit Committee is responsible for the audit fee negotiations associated with Danaher’s retention of Ernst & Young. In conjunction with the mandated rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. Danaher’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Danaher’s independent registered public accounting firm is in the best interests of Danaher and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Danaher’s management and Ernst & Young Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2014 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chair)

Donald J. Ehrlich

Teri List-Stoll

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the 2015 Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Our shareholder advisory vote on executive compensation occurs on an annual basis.

As discussed in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint; motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value. We believe our executive compensation program has been highly effective in achieving these objectives, both historically and in 2014:

•

2014 Performance.  During 2014, Danaher deployed over $3.1 billion across seventeen strategic acquisitions; executed a definitive agreement to merge the Company’s communications business with NetScout Systems, Inc.; divested the Company’s $100 million electric vehicle/hybrid business;

deployed over $150 million in restructuring activities to reduce fixed costs and fund growth initiatives; achieved a 2014 operating profit margin of 17.2%, even while implementing a leadership transition and investing heavily in the Company’s future growth; and increased Danaher’s regular quarterly dividend amount by 300% and returned over $225 million to shareholders through dividends. Danaher on a year-over-year basis in 2014 grew revenue 4.0% (including 6.5% in high-growth markets) and operating cash flow by 5.0%.

•	Historical Performance. Over the last twenty years, Danaher’s compounded, average annual shareholder return has outperformed every company in its peer group. In addition:

¡	Danaher is the only company in its peer group whose TSR outperformed the S&P 500 Index over every rolling 3-year period from 1995-2014.

¡	Danaher is the only company in its peer group whose TSR outperformed the S&P 500 Index by more than 750 basis points over every rolling 3-year period from 2005-2014.

¡	Danaher is one of only two companies in its peer group whose TSR outperformed the S&P 500 Index in 15 of the 20 years in the period 1995-2014.

¡	Danaher’s compounded, average annual shareholder return has outperformed the compounded, average annual shareholder return of the S&P 500 Index over each of the last two-, three-, five-, ten-, fifteen- and twenty-year periods.

Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and trends and in recent periods has improved Danaher’s executive compensation policies and practices in the following ways.

•	In 2015, the Committee introduced into the Company’s executive equity compensation program PSUs that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period. The PSUs are strongly aligned with long-term shareholder value:

¡	PSU payout at the target level requires a Company relative TSR ranking of 55%;

¡	PSUs that vest are subject to an additional two-year holding period following the three-year performance period; and

¡	PSU payout is capped at 100% of target if the Company’s TSR for the performance period is negative, regardless of how strong the Company’s performance is on a relative basis.

•	Effective for 2014, the Company’s executive annual cash incentive compensation program incorporates target metrics related to earnings, cash flow and capital efficiency, key financial indicators that hold our executive officers closely accountable for Company financial performance.

•	The Committee has eliminated tax reimbursement and gross-up provisions in our executive compensation program (except under any policy applicable to management employees generally such as a relocation policy) and limited the amount of our CEO’s and CFO’s personal aircraft usage perquisite.

•	The Committee has implemented a rigorous compensation recoupment policy that is triggered even in the absence of wrongdoing.

These more recent changes complement the following compensation governance practices that have long been a hallmark of Danaher’s program.

•	Our stock options and RSUs have typically vested over five years (and our newly-introduced PSUs are similarly subject to three-year vesting and a further two-year holding period), which periods are longer than typical for our peer group.

•	None of our executive officers has any rights to compensation triggered solely by a change of control.

•	Our executive officers have no pension program (apart from a small cash balance plan that operated in lieu of a 401(k) plan from 1997- 2003).

•	We require executive officers to maintain robust stock ownership levels and prohibit hedging against the economic risk of such ownership.

•	None of our named executive officer long-term incentive compensation is denominated or paid in cash.

•	Neither of the Committee’s compensation consultants has ever provided any services to the Company other than the compensation-related services provided to the Committee and the Nominating and Governance Committee.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 3.

PROPOSAL 4

SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER ISSUE REPORT DISCLOSING

POLITICAL EXPENDITURE POLICIES AND DIRECT AND INDIRECT POLITICAL EXPENDITURES

Certain Danaher shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by each such shareholder are available upon request to Danaher’s Secretary.

Resolved, the shareholders of Danaher Corporation (“Danaher” or the “Company”) hereby request the Company to prepare and semiannually update a report, which shall be presented to the pertinent board of directors committee and posted on the Company’s website, that discloses the Company’s–

(a)        Policies and procedures for making political contributions and expenditures (both direct and indirect) with corporate funds, including the board’s role (if any) in that process, and

(b)        Monetary and non-monetary political contributions or expenditures that could not be deducted as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code; this would include (but not be limited to) contributions to or expenditures on behalf of political candidates, political parties, political committees and other entities organized and operating under sections 501(c)(4) of the Internal Revenue Code, as well as the portion of any dues or payments that are made to any tax-exempt organization (such as a trade association) and that are used for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e) of the Internal Revenue Code.

The report shall be made available within 12 months of the annual meeting and identify all recipients and the amount paid to each recipient from Company funds.

Stockholder Supporting Statement

As long-term Danaher shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is in the best interest of the Company and its shareholders. The Supreme Court said in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

We note that Danaher discloses its direct contributions to state-level candidates, parties, committees, and independent expenditures on its website, as well as payments to certain tax-exempt groups. We believe this is deficient because the Company will not disclose how much of its payments to trade associations were used for political purposes.

Information on indirect political engagement through trade associations cannot be obtained by shareholders unless the Company discloses it. Meanwhile, Center for Responsive Politics estimates that trade associations spent almost $40 million to intervene in elections in the 2014 cycle alone.

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for Danaher, which the Political Economy Research Institute included among the Toxic 100 Air Polluters list of 2013.

This proposal asks the Company to disclose all of its political spending. This would bring our Company in line with a growing number of peer companies, including Becton Dickinson & Co., Baxter International, and Freeport McMoran Copper & Gold, which present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Company’s Statement in Opposition

Since at least 2012, no funds or assets of Danaher or its subsidiaries (“Danaher”) have been contributed to or for (1) any political party or candidate, whether federal, state or local, (2) any entity operating under 26 U.S.C. Sec. 527 of the Internal Revenue Code, (3) any entity organized under 26 U.S.C. Sec. 501(c)(4) of the Internal Revenue Code, (4) any ballot measure or (5) any public communication that expressly advocates the election or defeat of a political candidate (“Political Purposes”). Furthermore, we have no intention of contributing any Danaher funds or assets for Political Purposes. All of these policy details are disclosed on our public website, http://www.danaher.com, under “Investors – Corporate Governance.”

Danaher participates in various industry trade associations principally for the business, technical, and industry expertise that these organizations provide. We emphasize the business-specific purpose of our participation in these associations through our policy that limits each such association from using more than $25,000 of our dues in any calendar year for Political Purposes.

We believe Danaher’s existing disclosures and political contributions policies already address the concerns cited in the shareholder proposal and that the additional reports requested by the proponent would impose an undue cost on the Company without providing any additional benefit to shareholders.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE AGAINST PROPOSAL 4.

OTHER MATTERS

Danaher’s management is not aware of any other business that may come before the meeting. Under our Amended and Restated Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2015 Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied except that Mr. Daniel failed to file on a timely basis two Form 4s with respect to payroll deferrals into the Danaher stock fund in his EDIP account. Mr. Daniel subsequently reported such transactions on a Form 5.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder who wishes to have a proposal included in Danaher’s proxy statement for the 2016 Annual Meeting of shareholders must submit the proposal in writing to Danaher’s Secretary at Danaher’s principal executive offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701, for receipt no later than November 28, 2015 in order to be considered for inclusion.

Shareholders intending to present a proposal at the 2016 Annual Meeting without having it included in the Company’s proxy statement must comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2016 Annual Meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2016 Annual Meeting is held during the period from April 7, 2016 to June 6, 2016 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above no earlier than December 28, 2015 and no later than January 27, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: March 27, 2015

COPIES OF DANAHER’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO DANAHER OR BY ACCESSING THE REPORT ON http://www.danaher.com/proxy. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2200 PENNSYLVANIA AVENUE, N.W., SUITE 800W, WASHINGTON, D.C. 20037-1701.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 6, 2015.

Vote by Internet • Go to www.investorvote.com/DHR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain				+
	01 - Donald J. Ehrlich	☐	☐	☐	08 -John T. Schwieters	☐	☐	☐
	02 - Linda Hefner Filler	☐	☐	☐	09 - Alan G. Spoon	☐	☐	☐
	03 - Thomas P. Joyce, Jr.	☐	☐	☐	10 -Elias A. Zerhouni, M.D.	☐	☐	☐
	04 - Teri List-Stoll	☐	☐	☐					For	Against	Abstain
	05 -Walter G. Lohr, Jr. 06 - Mitchell P. Rales 07 - Steven M. Rales	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

2. To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2015.

3. Advisory vote to approve named executive officer compensation.

4. To act upon a shareholder proposal requesting that Danaher issue a report disclosing its political expenditure policies and direct and indirect political expenditures.

									☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1 U P X	+
01Z9MA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Danaher Corporation

2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2015

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of Danaher Corporation held by the undersigned as the undersigned’s proxy, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Danaher Corporation to be held on May 7, 2015 or at any postponement or adjournment thereof.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where no such directions are indicated.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+